                                                                  Exhibit (A)(1)


                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                            AND CLASS B COMMON STOCK
                                       OF

                          DEKALB GENETICS CORPORATION
                                       AT

                               $100 NET PER SHARE
                                       BY

                          CORN ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                                MONSANTO COMPANY

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 12, 1998, UNLESS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 8, 1998 (THE "MERGER AGREEMENT"), AMONG MONSANTO COMPANY ("PARENT"), CORN ACQUISITION CORPORATION (THE "PURCHASER") AND DEKALB GENETICS CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (WITHOUT THE PARTICIPATION OF THE TWO DIRECTORS NOMINATED BY PARENT) DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

    THE OFFER IS CONDITIONED UPON THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF CLASS A COMMON STOCK THAT (TOGETHER WITH THE SHARES OF CLASS A COMMON STOCK THEN HELD BY PARENT OR ANY OF ITS SUBSIDIARIES (AS DEFINED HEREIN)) WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OF CLASS A COMMON STOCK) OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER, THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION OF THE OFFER OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER (THE "HSR CONDITION"), AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.

    Holders of 2,671,650 shares of Class A Common Stock, or approximately 57.5% of the outstanding Class A Common Stock as of April 30, 1998, have agreed to tender such Shares pursuant to the Offer. See "Introduction" and Section 11.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 or 5 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal, or such facsimile, with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein), or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers (as such terms are defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies and other nominees.
                            ------------------------

                     The Dealer Managers for the Offer are:
BANCAMERICA ROBERTSON STEPHENS                              GOLDMAN, SACHS & CO.

May 15, 1998

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  Terms of the Offer..........................................    3
 2.  Acceptance for Payment and Payment for Shares...............    5
 3.  Procedures for Tendering Shares.............................    6
 4.  Withdrawal Rights...........................................    9
 5.  Certain Federal Income Tax Consequences.....................   10
 6.  Price Range of Shares; Dividends............................   10
 7.  Possible Effects of the Offer on Market for the Shares; NYSE
     Listing; Exchange Act Registration; Margin Regulations......   11
 8.  Certain Information Concerning the Company..................   13
 9.  Certain Information Concerning Parent and the Purchaser.....   16
10.  Background of the Offer; Contacts with the Company;
     Recommendation of the Company's Board of Directors..........   17
11.  Purpose of the Offer; the Merger Agreement; the Stockholders
     Agreement; Appraisal Rights; Plans for the Company..........   20
12.  Investment Agreement; Certain Agreements with Respect to the
     Company's Securities; Other Agreements......................   34
13.  Source and Amount of Funds..................................   38
14.  Certain Conditions of the Offer.............................   38
15.  Certain Legal Matters; Required Regulatory Approvals........   40
16.  Dividends and Distributions.................................   42
17.  Fees and Expenses...........................................   43
18.  Miscellaneous...............................................   43
SCHEDULE A.......................................................  A-1

To: All Holders of Class A Common Stock and All Holders of Class B Common Stock of DEKALB Genetics Corporation:

                                  INTRODUCTION

     Corn Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Monsanto Company, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Class A Common Stock, without par value (the "Class A Common Stock"), and all of the outstanding shares of Class B Common Stock, without par value (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares"), of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), at a purchase price of $100 per Share, net to the seller in cash, without interest thereon (as such price may be increased, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). If Shares are not accepted for purchase pursuant to the Offer on or prior to May 9, 1999, the Offer Price will be increased by $0.50 per Share on May 10, 1999, and on the tenth day of each subsequent month until Shares are so accepted, unless the Offer is earlier terminated. Subject to the terms and conditions of the Merger Agreement, Parent may terminate the Offer if it has not paid for Shares pursuant thereto prior to November 9, 1999 (the "Outside Date"). See Section 11. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser or Parent will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary"), Georgeson & Company Inc. (the "Information Agent") and BancAmerica Robertson Stephens ("BancAmerica Robertson Stephens") and Goldman, Sachs & Co. ("Goldman Sachs" and, together with BancAmerica Robertson Stephens, the "Dealer Managers"). See Section 17. Parent currently owns 485,442 Shares of Class A Common Stock, or approximately 10.4% of the outstanding Class A Common Stock as of April 30, 1998, and 13,321,436 Shares of Class B Common Stock, or approximately 44.4% of the outstanding Class B Common Stock as of April 30, 1998, and in the aggregate approximately 39.9% of the outstanding Shares as of April 30, 1998.

     THE OFFER IS CONDITIONED UPON THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF CLASS A COMMON STOCK THAT (TOGETHER WITH THE SHARES OF CLASS A COMMON STOCK THEN HELD BY PARENT OR ANY OF ITS SUBSIDIARIES (AS DEFINED HEREIN)) WOULD CONSTITUTE A MAJORITY OF THE SHARES OF CLASS A COMMON STOCK (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OF CLASS A COMMON STOCK) OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION") AND THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION OF THE OFFER OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 12, 1998, UNLESS EXTENDED. SEE SECTIONS 1 AND 14.

     The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of May 8, 1998, among Parent, the Purchaser and the Company (the "Merger Agreement"), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). As of the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company or by any Subsidiary of the Company or by Parent, the Purchaser or any other Subsidiary of Parent, which Shares will be canceled with no consideration delivered in exchange therefor, and other than Shares, if any, held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive from the Surviving Corporation in cash the price per Share paid in the Offer (the "Merger Consideration"), payable to the holder thereof, without interest or dividends thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     Concurrently with the execution of the Merger Agreement, Parent entered into a Stockholders Agreement (the "Stockholders Agreement") with the voting trustees, individually and in his or her capacity as such voting trustee (the "Voting Trustees") under the Roberts Family Voting Trust Agreement, dated January 31, 1996 (the "Voting Trust Agreement"), and the registered holders of trust certificates, individually and in his or her capacity as such registered holder (the "Registered Holders" and, together with the Voting Trustees, the "Roberts Family Stockholders") under the Voting Trust Agreement. Pursuant to the Stockholders Agreement, the Voting Trustees and Registered Holders have agreed, and the Registered Holders have instructed the Voting Trustees, among other things, to tender pursuant to the Offer and not withdraw, pursuant to the Stockholders Agreement, all of the 2,671,650 Shares of Class A Common Stock held of record by the Voting Trustees pursuant to the Voting Trust Agreement (the "Voting Trust Shares"), or approximately 57.5% of the outstanding Shares of Class A Common Stock as of April 30, 1998. For a more detailed description of the terms and conditions of the Stockholders Agreement, see Section 11.

     The Merger Agreement provides that, promptly after the Purchaser purchases Shares pursuant to the Offer, the Purchaser will be entitled to designate up to such number of directors, rounded to the next highest whole number, of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of the Company's directors so designated by the Purchaser equal to the aggregate voting power of the Shares of Company Class A Common Stock held by Parent and any of its Subsidiaries, and the Company shall, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors. These designees will be in addition to the two current Monsanto Nominees (as defined herein). However, until the Effective Time, the Board of Directors of the Company shall have at least three directors who were directors on the date of the Merger Agreement or were designated by a majority of such directors, in each case excluding the Monsanto Nominees. The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company. The Merger Agreement is more fully described in
Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (WITHOUT THE PARTICIPATION OF THE MONSANTO NOMINEES) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered to the Board of Directors of the Company a written opinion dated May 8, 1998 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the holders of Shares in connection with the Offer and the Merger is fair from a financial point of view to the holders of such Shares (other than Parent and its affiliates). A copy of Merrill Lynch's written opinion dated May 8, 1998 is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "DGCL"), if after consummation of the Offer the Purchaser owns at least 90% of the Shares of each of the Class A Common Stock and Class B Common Stock then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares of either the Class A Common Stock or the Class B Common Stock, a vote of the holders of the Class A Common Stock will be required under the DGCL to adopt the Merger Agreement, and, since stockholders of the Company cannot act by written consent, a significantly longer period of time will be required to effect the Merger. See
Section 11.

     The Company has informed the Purchaser that, as of April 30, 1998, there were 4,646,911 Shares of Class A Common Stock (of which Parent is the beneficial owner of 485,442 Shares) and 29,975,568 Shares of Class B Common Stock (of which Parent is the beneficial owner of 13,321,436 Shares) issued and outstanding and 2,339,249 Shares of Class A Common Stock and no Shares of Class B Common Stock reserved for issuance pursuant to outstanding stock options ("Options") or other rights to purchase Shares under the Company's Long Term Incentive Plan, Savings and Investment Plan and Director Stock Option Plan (the "Company Stock Plans"). In addition, the Company has informed the Purchaser that there are an additional 1,692,397 Shares of Class A Common Stock reserved for issuance pursuant to future grants of purchase rights under the Company Option Plans, of which 113,937 may be granted (and related Shares issued) in accordance with the Merger Agreement. Pursuant to the Merger Agreement, immediately prior to the consummation of the Offer, all of the Options will become fully vested and exercisable, and upon consummation of the Offer such Options will be canceled and the holders thereof will be entitled to receive, in respect of each Share theretofore issuable upon exercise of such Option, the excess of the Offer Price over the exercise price related thereto, minus any applicable taxes required to be withheld in connection therewith.

     Based on the foregoing and assuming that no additional Shares of Class A Common Stock (or warrants, options or rights exercisable for, or securities convertible into, Shares of Class A Common Stock) have been or are issued, the Minimum Condition would be satisfied if the Purchaser were to acquire 1,838,014 Shares of Class A Common Stock, and the number of Shares of Class A Common Stock to be tendered pursuant to the Stockholders Agreement would be sufficient to satisfy the Minimum Condition.

     Based on the foregoing and assuming that all outstanding Options are exercised (other than Options held by certain signatories to the Voting Agreement, with respect to which the holders thereof have agreed that any Shares acquired upon exercise thereof will be tendered and voted in accordance with the Stockholder Agreement), and assuming that all other Options or other rights to purchase Shares of Class A Common Stock that may be issued in accordance with the Merger Agreement are issued and exercised, and assuming that no Shares of Class A Common Stock are converted into Class B Common Stock, the Minimum Condition would be satisfied if the Purchaser were to acquire 3,499,859 Shares of Class A Common Stock pursuant to the Offer (or 342,767 Shares of Class A Common Stock in addition to the 2,671,650 Shares of Class A Common Stock to be tendered pursuant to the Stockholder Agreement and the 485,442 Shares of Class A Common Stock beneficially owned by Parent).

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered prior to 12:00 midnight, New York City time, or such other time as the Purchaser may announce in connection with any extension of the Offer, on the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4.

     The term "Expiration Date" means June 12, 1998, unless and until the Purchaser shall, as described below, have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest date on which the Offer, as so extended by the Purchaser, will expire.

     The Offer is subject to the conditions set forth under Section 14 (the "Offer Conditions"), including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right (but is not obligated) at any time and from time to time to waive any of the Offer Conditions in whole or in part in its sole discretion, provided that, without the prior written consent of the Company, the Merger Agreement provides that the Purchaser cannot waive the Minimum Condition. Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right at any time and from time to time to modify or amend the terms of the Offer; provided that under the Merger Agreement the Purchaser may not, without the prior written consent of the Company, (a) reduce the number of Shares to be purchased in the Offer, (b) reduce the Offer Price, (c) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent not prohibited by the Merger Agreement), (d) except as described below, extend the Offer, (e) change the form of consideration payable in the Offer or (f) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares.

     Unless the Purchaser extends the Offer, the Offer will expire at 12:00 midnight, New York City time, on June 12, 1998. The Merger Agreement provides that the Purchaser may, without the consent of the Company, (a) extend the Offer, if at the scheduled or extended Expiration Date any of the Offer Conditions have not been satisfied or waived, until such time as such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) on one or more occasions, extend the Offer for a period of up to an aggregate of 15 business days if, on a scheduled Expiration Date on which the Offer Conditions have been satisfied or waived, the number of Shares of Class A Common Stock (together with any Shares of Class A Common Stock held by Parent or any of its Subsidiaries) that have been validly tendered and not withdrawn represent more than 70% of the then issued and outstanding Shares of Class A Common Stock, but less than 90% of the then issued and outstanding Shares of Class A Common Stock, and the number of Shares of Class B Common Stock (together with any Shares of Class B Common Stock held by Parent or any of its Subsidiaries) that have been validly tendered and not withdrawn represent more than 70% of the then issued and outstanding Shares of Class B Common Stock, but less than 90% of the then issued and outstanding Shares of Class B Common Stock. The Merger Agreement provides that the Purchaser may not terminate the Offer between scheduled Expiration Dates (except in the event that the Merger Agreement is terminated), and, in the event that the Purchaser would otherwise be entitled to terminate the Offer at any scheduled Expiration Date due to the failure of one or more of the Offer Conditions, unless the Merger Agreement has been terminated, the Purchaser is required to extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that the Purchaser is not required to extend the Offer beyond the Outside Date. If Shares are not accepted for purchase pursuant to the Offer on or prior to May 9, 1999, the Offer Price will be increased by $0.50 per Share on May 10, 1999 and on the tenth day of each subsequent month until Shares are so accepted, unless the Offer is earlier terminated. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See
Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by the Purchaser giving oral or written notice of such extension to the Depositary. Subject to the terms and conditions of the Merger Agreement, Parent may terminate the Offer if it has not paid for Shares pursuant thereto prior to the Outside Date.

     Pursuant to the Merger Agreement, the Merger Agreement and the Offer may be terminated by the Purchaser and Parent if certain events occur. See Section 11.

     Subject to the applicable regulations of the Commission, and to the provisions of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for any Shares, to extend the Offer, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in paragraphs (a) through (g) of Section 14, and at any time or from time to time, to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, as such provisions may be amended from time to time, in each case by giving oral or written notice of such delay, extension, termination, amendment or waiver to the Depositary. These rights reserved by the Purchaser are in addition to the Purchaser's rights described in
Section 14.

     Any such delay, extension, termination, amendment or waiver will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares when such lists or listings are received.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer (and not properly withdrawn in accordance with Section 4) as soon as practicable on or after the Expiration Date (and, in any event within three business days after the later of the Expiration Date and the receipt by the Depositary of the certificates for tendered Shares). Any determination concerning the satisfaction of such terms and conditions is within the sole discretion of the Purchaser and such determination will be final and binding on all tendering stockholders. See
Section 14. The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including the HSR Act. See Sections 1 and 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as described in
Section 3), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Although the Offer Price may be increased as described herein, no interest will be paid by the Purchaser on the Offer Price for the Shares to be paid by the Purchaser, regardless of any delay in making such payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     If, prior to the expiration of the Offer, the Purchaser increases the consideration offered to a holder of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right, at any time, to assign to one or more corporations directly or indirectly wholly-owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. In addition, pursuant to the Merger Agreement, Parent has the right to assign all of its and Purchaser's rights and obligations under the Merger Agreement to another person that is capable of acquiring a majority of the Class A Common Stock by the Outside Date subject in any case to Parent's guarantee of the performance by such other person of all of Parent's and the Purchaser's obligations thereunder. See Section 11.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received), in each case, prior to the expiration of the Offer, or (b) such stockholder must comply with the guaranteed delivery procedure set forth below. No alternate, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF A DOCUMENT TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program or by any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions") except in cases where Shares are tendered (a) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate evidencing Shares is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or a certificate evidencing Shares not accepted for payment or not tendered is to be issued or returned, to a person other than the registered holder(s), then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on such certificate, with the signature(s) on such stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If certificates evidencing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS MADE TO CERTAIN STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS, HER OR ITS CORRECT TAXPAYER IDENTIFICATION NUMBER BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Depositary prior to the expiration of the Offer or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tenders are made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, prior to the expiration of the Offer; and

          (c) the certificates (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book Entry Transfer Facility as described above) evidencing all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which The New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective upon the Purchaser's acceptance for payment of such Shares deposited with the Depositary. Upon such appointment, all prior proxies given by such stockholder with respect to such Shares and such other securities or rights will be revoked, without further action, and no subsequent powers of attorney or proxies may be given by such stockholder (and, if given, will not be effective). The Purchaser's designees will be empowered, among other things, to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the stockholders of the Company or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment, the Purchaser must be able to exercise full voting and other rights with respect to such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares (to the extent that such Shares have such rights).

     Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. Neither the Purchaser, the Depositary, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. No tender of Shares shall be deemed to have been validly made until all defects or irregularities with respect to such tender have been expressly cured or waived by the Purchaser.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Purchaser that (a) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(b) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by the Purchaser of tenders of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser in accordance with the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise stated in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (which is initially June 12, 1998) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 1998.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and (if certificates for Shares have been tendered) the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the tendering stockholder. If the certificate(s) have been delivered to the Depositary, then, prior to the physical release of such certificate(s), the tendering stockholder must submit the serial numbers shown on the particular certificate(s) evidencing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer, but withdrawn Shares may be retendered at any subsequent time, by again following one of the procedures for tendering described in Section 3 at any time prior to the Expiration Date.

     If the Purchaser is delayed in its acceptance for payment of any Shares tendered pursuant to the Offer, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares until the expiration or termination of the Offer, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4 subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer may fail to pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the holder will have held the Shares for more than one year at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     On June 16, 1997, the Class B Common Stock began trading on the NYSE under the symbol "DKB". Previously, the Class B Common Stock was traded in the over-the-counter market and prices were quoted on the Nasdaq National Market under the symbol "SEEDB". There is no established public trading market for the Class A Common Stock. The following table sets forth, for the quarters indicated, dividends per Share on the Class A Common Stock and the Class B Common Stock and the high and low sales prices per Share of Class B Common Stock as reported by the Nasdaq National Market and by the NYSE, as applicable for the periods indicated. All dividend amounts and Share prices have been adjusted to reflect the two-for-one split of the Shares to holders of record on July 25, 1997, and the three-for-one split of the Shares to the holders of record on May 10, 1996 (together, the "Stock Splits").

                          DEKALB GENETICS CORPORATION

                                                          DIVIDENDS     HIGH      LOW
                                                          ---------    ------    ------
Fiscal 1996:
  First Quarter.........................................   $ .0333     $ 8.33    $ 6.63
  Second Quarter........................................     .0333      11.63      7.38
  Third Quarter.........................................     .035       15.00     10.79
  Fourth Quarter........................................     .035       16.88     12.13
Fiscal 1997:
  First Quarter.........................................     .035       21.38     16.25
  Second Quarter........................................     .035       33.88     18.13
  Third Quarter.........................................     .035       35.63     25.38
  Fourth Quarter........................................     .035       42.75     35.13
Fiscal 1998:
  First Quarter.........................................     .035       47.13     33.00
  Second Quarter........................................     .035       70.50     23.00
  Third Quarter (through May 14, 1998)..................   --           98.00     65.75

     On February 10, 1998, the last full trading day before the Board of Directors of the Company announced its determination to pursue a possible business combination, as more fully described in Section 10, the reported closing price of the Class B Common Stock on the NYSE was $33.13. On May 8, 1998, the last full trading day prior to the announcement of the Offer and the Merger Agreement and related transactions, the reported closing price of the Class B Common Stock on the NYSE was $77.00 per Share. On May 14, 1998, the last full trading day prior to commencement of the Offer, the reported closing price of the Class B Common Stock on the NYSE was $93.19 per Share.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES OF CLASS B COMMON STOCK.

7. POSSIBLE EFFECTS OF THE OFFER ON MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares of Class B Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares of Class B Common Stock held by the public. The purchase of Shares of Class B Common Stock pursuant to the Offer can also be expected to reduce the number of holders of Shares of Class B Common Stock. The Purchaser cannot predict with certainty whether the reduction in the number of Shares of Class B Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares of Class B Common Stock or whether it would cause future market prices to be greater or less than the Offer price therefor. As described above, there is no public market for Shares of Class A Common Stock.

     NYSE Listing. Depending upon the number of Shares of Class B Common Stock purchased pursuant to the Offer, the Shares of Class B Common Stock may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares of Class B Common Stock if, among other things, the number of publicly held Shares of Class B Common Stock falls below 600,000, the number of holders of Shares of Class B Common Stock falls below 400, the number of holders of Shares of Class B Common Stock falls below 1,200 and the average monthly trading volume is less than 100,000 Shares of Class B Common Stock, or the aggregate market value of such publicly held Shares of Class B Common Stock falls below $5,000,000. Shares of Class B Common Stock held by officers or directors of the Company or their immediate families, and other concentrated holdings of 10% or more of such Shares, ordinarily will not be considered as being publicly held for this purpose.

     In the event the Shares of Class B Common Stock are no longer eligible for NYSE listing, quotations might still be available from other sources. The extent of the public market for the Shares of Class B Common Stock and the availability of such quotations would, however, depend upon the number of holders of such Shares of Class B Common Stock remaining at such time, the interest in maintaining a market in such Shares of Class B Common Stock on the part of securities firms, the possible termination of registration of such Shares of Class B Common Stock under the Exchange Act as described below and other factors.

     Exchange Act Registration. Both the Class A Common Stock and the Class B Common Stock are currently registered under the Exchange Act. The purchase of the Class A Common Stock or the Class B Common Stock pursuant to the Offer may result in such Class A Common Stock or Class B Common Stock, respectively, becoming eligible for deregistration under the Exchange Act. Registration of the Class A Common Stock or the Class B Common Stock may be terminated upon application by the Company to the Commission if the Shares of such class are not listed on a "national securities exchange" and there are fewer than 300 record holders. Termination of registration of both of the Class A Common Stock and the Class B Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If both of the Class A Common Stock and the Class B Common Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. If registration of the Class A Common Stock or the Class B Common Stock under the Exchange Act were terminated, such Class A Common Stock or Class B Common Stock, respectively, would no longer be eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Class A Common Stock or the Class B Common Stock pursuant to the Offer may result in such Class A Common Stock or Class B Common Stock, respectively, becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Class A Common Stock or the Class B Common Stock as soon as possible after successful completion of the Offer if the Class A Common Stock or the Class B Common Stock, respectively, is then eligible for such termination.

     If the registration of the Class A Common Stock or the Class B Common Stock is not terminated prior to the Merger, then the Class A Common Stock or the Class B Common Stock will no longer be eligible for NYSE listing and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares of Class B Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares of Class B Common Stock and the number and market value of publicly held Shares of Class B Common Stock, following the purchase of Shares of Class B Common Stock pursuant to the Offer, the Shares of Class B Common Stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Class B Common Stock under the Exchange Act were terminated, the Shares of Class B Common Stock would no longer constitute "margin securities." The Shares of Class A Common Stock are not "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 3100 Sycamore Road, DeKalb, Illinois 60115.

     The Company engages in the development of products of major importance to two segments of modern agriculture -- seed and technology (corn, soybeans, sorghum, alfalfa and sunflower) and hybrid swine breeding stock. The Company operates two business segments, a seed segment and a swine breeding segment, through the Company's wholly owned subsidiary, DEKALB Swine Breeders, Inc. In fiscal 1997, the seed segment had revenues of approximately $394,800,000 and the swine breeding segment had revenues of approximately $56,600,000.

     The Company conducts major research and development programs on those genetically determined traits which are of primary importance to the producer's profitability. The Company develops primary or inbred lines through a process of observation, evaluation and selection for further breeding of those plants or swine which exhibit superior performance in certain traits. These primary or inbred lines, when mated or crossed to other primary or inbred lines, will pass on to their progeny the superior performance in those traits for which the primary or inbred lines were selected. Additionally, a fundamental genetic principle -- called heterosis, or hybrid vigor -- is generally utilized. Heterosis occurs when the progeny of genetically dissimilar parents have certain performance characteristics which are superior to those of either parent.

     The Company uses these principles of genetic selection and heterosis to provide products for the modern day agricultural industry. The Company also develops production and management techniques to complement the performance potential which resides in the genetic composition of its products.

     As part of its research and development, the Company uses biotechnology to improve hybrid performance in seed. For example, using gene cloning and transformation techniques in the seed business, researchers are able to incorporate genes from various sources to create new, value-added traits such as herbicide resistance, insect resistance, and improved nutritional quality. Further, DNA marker techniques enable researchers to correlate field performance with genetic makeup thereby giving them an improved ability to breed for desired product characteristics.

     The selected financial information of the Company and its consolidated subsidiaries for the years ended August 31, 1997, 1996 and 1995 set forth below has been taken from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 (except as set forth in footnote 4 below), and such information is qualified in its entirety by reference to such document and all of the financial statements and related notes contained therein. The selected financial information for the quarter ended February 28, 1998 set forth below has been taken from unaudited financial information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998. Such Form 10-K and Form 10-Q are each incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including the related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                          DEKALB GENETICS CORPORATION
                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS,
                           EXCEPT PER SHARE AMOUNTS)

                                                        SIX MONTHS      FOR THE YEAR ENDED OR AT
                                                          ENDED                AUGUST 31,
                                                       FEBRUARY 28,    --------------------------
                                                           1998         1997      1996      1995
                                                       ------------    ------    ------    ------
OPERATIONS DATA
Total operating revenues.............................     $276.6       $451.4    $387.5    $319.4
Earnings before income taxes and discontinued
  operations.........................................       32.3         46.4      28.1      15.1
Net earnings.........................................       22.0         28.8      17.0      10.7
                                                          ======       ======    ======    ======
Basic net earnings per Share(1)(4)...................     $ 0.64       $ 0.84    $ 0.52    $ 0.35
Diluted net earnings per Share(2)(4).................       0.61         0.81      0.51      0.34
Dividends per Share..................................                    0.14     0.137     0.133

                                                               SIX MONTHS
                                                                 ENDED         AT AUGUST 31,
                                                              FEBRUARY 28,    ----------------
                                                                  1998         1997      1996
                                                              ------------    ------    ------
FINANCIAL DATA
Total assets................................................     $598.2       $449.6    $363.3
Long-term debt..............................................      104.0         90.0      85.0
Shareholders' equity(3).....................................      223.0       $196.1    $168.6

---------------
(1) Basic net earnings per Share are calculated by dividing net earnings by the average number of common shares outstanding during the relevant periods.

(2) Diluted net earnings per Share are calculated by dividing net earnings by the average number of common and common equivalent (stock options) Shares outstanding during the relevant periods.

(3) Gains and losses resulting from translation (except in foreign countries experiencing hyperinflation) are reflected as an adjustment to shareholders' equity.

(4) The Company adopted Financial Accounting Standards Board Statement No. 28, "Earnings per Share" effective February 28, 1998. Per Share amounts have been restated by the Company for prior periods.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the internet at http://www.sec.gov. The information should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been provided by the Company or derived from publicly available information. Although neither the Purchaser nor Parent has any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     Prior to entering into the Merger Agreement, Parent and the Purchaser conducted a due diligence review of the Company and in connection with such review, received certain non-public information from the Company. The non-public information included, among other things, projected financial information (the "Financial Plan") for fiscal years ending August 31, 1998, August 31, 1999 and August 31, 2002. The Company has advised Parent and the Purchaser that the Financial Plan was prepared by the Company's management based on numerous assumptions, including among others, projections of revenue, net gross profit, operating expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. Set forth below is a summary of certain projected income statement items for fiscal years ending August 31, 1998, August 31, 1999 and August 31, 2002. None of the assumptions in the Financial Plan give effect to the Offer, the Merger or financing thereof or the potential combined operations of the Parent and the Company after consummation of such transactions.

     THE COMPANY HAS ADVISED THE PURCHASER THAT IT DOES NOT AS A MATTER OF COURSE DISCLOSE PROJECTIONS AS TO FUTURE REVENUES OR EARNINGS, AND THE PROJECTIONS DISCUSSED IN THE FINANCIAL PLAN WERE NOT INTENDED TO FORECAST LIKELY OR ANTICIPATED OPERATING RESULTS, BUT INSTEAD WERE MERELY ONE SCENARIO PREPARED IN THE COURSE OF THE COMPANY'S ANNUAL STRATEGIC PLANNING PROCESS TO AID THE COMPANY IN SETTING INTERNAL GOALS AND ILLUSTRATING CAPITAL NEEDS. THE PROJECTIONS DISCUSSED IN THE FINANCIAL PLAN WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROJECTIONS. THE FINANCIAL PLAN HAS NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON IT. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO PARENT AND THE PURCHASER OR ITS FINANCIAL ADVISORS. ACCORDINGLY, THE INCLUSION OF THE PROJECTIONS IN THIS OFFER SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT OR PURCHASER OR THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER SUCH INFORMATION TO BE ACCURATE OR RELIABLE, AND NONE OF SUCH PERSONS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREOF. THE FINANCIAL PLAN WAS PREPARED FOR INTERNAL USE AND IS SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED UPON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENT. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE FINANCIAL PLAN ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF THE COMPANY, PARENT AND THE PURCHASER, THERE CAN BE NO ASSURANCE THAT THE FINANCIAL PLAN WILL BE REALIZED. IN PARTICULAR, THE FINANCIAL PLAN ASSUMED THAT THE COMPANY WOULD BE TOTALLY SUCCESSFULLY IN ASSERTING ITS INTELLECTUAL PROPERTY RIGHTS IN PENDING LITIGATION AND THAT THE COMPANY WOULD COLLECT ROYALTIES FROM ALL PARTIES TO SUCH LITIGATION ON ALL SALES OF RELATED PRODUCTS IN THE YEAR IN WHICH THE PRODUCTS ARE SOLD, BEGINNING IN 1998. NO ASSURANCES CAN BE GIVEN WITH RESPECT TO SUCH ASSUMPTIONS, PARTICULARLY IN LIGHT OF THE FACT THAT NO TRIALS IN SUCH LITIGATION ARE SCHEDULED IN 1998. ACCORDINGLY, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH BELOW. THE INFORMATION SET FORTH BELOW DOES NOT INCLUDE THE RESULTS OF THE SWINE BREEDING SEGMENT.

    EXCERPT FROM DEKALB GENETICS CORPORATION FINANCIAL PLAN -- CONSOLIDATED
                   ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDING AUGUST 31,
                                                              -----------------------
                                                              1998     1999     2002
                                                              -----    -----    -----
Operating Revenues..........................................  $ 504    $ 574    $ 772
                                                              -----    -----    -----
Pre-tax Earnings............................................     94      116      234
Net earnings................................................  $  60    $  71    $ 143
                                                              -----    -----    -----
Net earnings per Share......................................  $1.65    $1.94    $3.92

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     The Purchaser is a newly incorporated Delaware corporation. To date, the Purchaser has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Purchaser is available. The Purchaser is a wholly-owned subsidiary of Parent. The principal executive office of the Purchaser is located at 800 North Lindbergh Blvd., St. Louis, Missouri 63167.

     Parent is a corporation organized and existing under the laws of the State of Delaware, with its principal executive offices located at 800 North Lindbergh Blvd., St. Louis, Missouri 63167. Parent and its subsidiaries are engaged in the worldwide manufacture and sale of a widely diversified line of agricultural products; nutrition and consumer products; pharmaceuticals; and other products.

     The agricultural products segment of Parent is a leading worldwide developer, producer and marketer of crop protection products. This group also develops and markets products enhanced by biotechnology. These products improve the efficiency of food production and preserve environmental quality for agricultural and industrial uses. The nutrition and consumer products segment manufactures and markets sweeteners (including Nutrasweet(R) brand sweetener and Equal(R) and Canderel(R) tabletop sweeteners), alginates, biogums and other food ingredients. It also develops, produces and markets Ortho(R) brand lawn-and-garden products, and RoundUp(R) herbicide for residential use. The pharmaceuticals segment reflects the operations of G.D. Searle ("Searle"). Searle develops, produces and markets prescription pharmaceuticals. Its major products include medications to relieve the symptoms of arthritis, to control high blood pressure, to relieve insomnia, to prevent the formation of ulcers, and to provide better health care for women.

     During 1997, Parent acquired several seed companies specializing in various stages of seed production. These acquisitions included the Asgrow Agronomics seed business, a global leader in soybean research and seeds; Holden's Foundation Seeds Inc., a global leader in the development and growth of corn germplasm and a supplier of parent seed to retail seed companies; Corn States Hybrid Service Inc., the exclusive marketer and distributor for Holden's products; and Sementes Agroceres S.A., the leading seed corn company in Brazil. Parent also acquired the remaining interest in Calgene Inc., which has done significant biotechnology research in oils, cotton and produce.

     The name, business address, present principal occupation, material positions held in the past five years and citizenship of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule A to this Offer to Purchase.

     At December 31, 1997, Parent employed approximately 21,900 persons in its worldwide operations.

     There is set forth below certain consolidated summary financial information of Parent's last three fiscal years and the three months ended March 31, 1998 and 1997 as contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998 as filed with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth in Section 8.

                                MONSANTO COMPANY
                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)

                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1997      1996      1995
                                                                ------    ------    ------
Net Sales...................................................    $7,514    $6,348    $5,410
Operating Income............................................       499       595       698
                                                                ------    ------    ------
          Net Income (Loss).................................    $  470    $  385    $  739

                               BALANCE SHEET DATA

                                                                 AT DECEMBER 31,
                                                                ------------------
                                                                 1997       1996
                                                                -------    -------
Total Assets................................................    $10,774    $11,237
Long-Term Debt..............................................      1,979      1,608
Shareowners' Equity.........................................      4,104      3,690

     Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained at the same places and in the same manner set forth with respect to the information concerning the Company in Section 8.

     Except as set forth in Sections 11 and 12, neither Parent nor the Purchaser, nor, to the best knowledge of both Parent and the Purchaser, any of the persons listed in Schedule A hereto nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither Parent nor the Purchaser, nor, to the best knowledge of both Parent and the Purchaser, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in Sections 10, 11 and 12, neither Parent nor the Purchaser, nor, to the best knowledge of both Parent and the Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in Sections 10, 11 and 12, there have been no contacts, negotiations or transactions since September 1, 1994 between Parent or the Purchaser, or, to the best knowledge of both Parent and the Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10, 11 and 12, neither Parent, the Purchaser nor any other subsidiary of Parent, nor, to the best knowledge of both Parent and the Purchaser, any of the persons listed in Schedule A hereto, has since September 1, 1994 had any transaction with the Company or any of its executive officers and directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS.

     Beginning in April 1992, Parent and the Company entered into various research and similar agreements for the joint development of various products. In early 1995, Robert Shapiro, Chief Executive Officer of Parent, suggested, first, through representatives, then, in March 1995, directly to Bruce P. Bickner, Chief Executive Officer of the Company, that a business relationship between the companies could be beneficial to both companies. In April 1995, Mr. Shapiro, Mr. Bickner and other members of the senior management of both companies met to discuss the range of possible future relationships between the companies. At this meeting, Parent's representatives described their vision for Parent's agriculture business and indicated that a relationship with a company in the seed corn business, a major element of the Company's business, was a part of that vision. The Company's representatives indicated at that time that the Company was only interested in a collaboration. Representatives of the companies decided to continue discussions of a possible future relationship into which the companies might enter. Over the next several months members of both companies' managements met to assess potential opportunities for collaboration.

     In October 1995, members of management and the representatives of both companies began discussing a possible structure for an investment by Parent in the Company as well as continuing to discuss and develop the nature of the collaboration of the companies in the development and marketing of products. During the succeeding months, representatives of the companies' management and advisors worked to develop possible structures for the investment and the collaboration. As a result of these negotiations, and with the approval of their respective Boards of Directors, on January 31, 1996 Parent and the Company entered into an investment agreement (the "Investment Agreement"), which provided for Parent to commence an offer to purchase up to 10,800,000 shares of Class B Common Stock at $11.83 per Share (the "1996 Offer") and to purchase from the Company (a) a number of newly issued Shares of Class A Common Stock, at a price per share of $10.83, equal to 10% of the outstanding shares of Class A Common Stock immediately after the expiration of such offer and the issuance of Class A Common Stock and (b) 2,268,000 newly issued shares of Class B Common Stock at a price per share of $10.83. The 1996 Offer was concluded on March 6, 1996 and Parent accepted for payment 10,342,428 Shares of Class B Common Stock. On March 8, 1996, pursuant to the terms of the Investment Agreement, Parent acquired 485,442 Shares of Class A Common Stock and 2,268,000 Shares of Class B Common Stock. After giving effect to all of these transactions, Parent held 10% of the outstanding Class A Common Stock and approximately 43.2% of the Class B Common Stock. Pursuant to the Investment Agreement, Parent also had the right, until March 8, 1997, to purchase an additional numbers of Shares of Class B Common Stock in the open market, but subject to a maximum ownership cap of 45% of the outstanding Shares. In accordance with these provisions, Parent purchased an aggregate of 516,200 Shares of Class B Common Stock at an average price of $12.38 per Share, in open market purchases between March 21, 1996 and July 9, 1996. (All such stock amounts and stock prices have been adjusted to reflect the Stock Splits.) For a more detailed discussion of the Investment Agreement and certain purchases of additional Shares pursuant thereto, see Section 12.

     The above acquisition of Shares is referred to herein as the "1996 Investment."

     In conjunction with the 1996 Investment, Parent and the Roberts Family Stockholders entered into a stockholders' agreement dated as of January 31, 1996 (the "1996 Stockholders' Agreement") and Parent and the Company entered into a registration rights agreement, dated as of June 31, 1996 (the "Registration Rights Agreement"). See Section 12. At the same time the Roberts Family Stockholders entered into the Voting Trust Agreement and a stockholders' agreement among themselves.

     Pursuant to the Investment Agreement, in April of 1996, Parent's designee, Robert T. Fraley, Ph.D., Co-President, Ag. Sector of Monsanto, was appointed to the Board of Directors of the Company, and a second Parent designee, William M. Ziegler, Special Projects Director in the Ag. Sector of Monsanto, was nominated by the Board and elected by the stockholders of the Company on January 13, 1997. Dr. Fraley and Mr. Ziegler are referred to herein as the "Monsanto Nominees."

     Concurrently with entering into the Investment Agreement, on January 31, 1996, Parent and the Company entered into an agreement (the "Collaboration Agreement") which provides the framework for a long-term research and development collaboration between Parent and the Company in the field of agricultural biotechnology, particularly corn seed. Parent and the Company also entered into cross-licensing agreements covering insect-resistant and herbicide-tolerant corn products. The two companies share the royalties received from third parties relating to the patents covered by such cross-licensing agreements. These agreements (collectively, the "Collaboration") are described in more detail in Section 12.

     The Collaboration Agreement contemplated the possibility of additional collaborations between the parties. Early in 1997, representatives of Parent and the Company began meeting to discuss the nature and scope of certain additional collaborations. These discussions continued up until February 11, 1998. In addition, in 1997, representatives of Parent discussed with representatives of the Company the possibility of the sale by Parent to the Company of certain row crop businesses. These discussions terminated without any transaction occurring.

     On February 10, 1998, after being informed by the Roberts Family Stockholders that the Roberts family had determined that it was an appropriate time to evaluate opportunities for a business combination, the Company's Board of Directors appointed a special committee consisting of Paul H. Hatfield, John
T. Roberts,

Douglas C. Roberts and H. Blair White (the "Special Committee") to establish a procedure for consideration of a possible business combination, and authorized the retention of Merrill Lynch as the Company's financial advisor in connection with a business combination. The Monsanto Nominees were recused from the portion of the Board meeting at which Merrill Lynch made a presentation to the directors.

     On February 11, 1998, the Company announced publicly the Board's determination to pursue a possible business combination in order to maximize stockholder value. Later that day, Parent issued a press release announcing that it had advised the Board of Directors of the Company that Parent was actively considering making an offer to acquire all of the Shares that it did not then own.

     During the following weeks there were conversations between Parent and the Company and between Parent's and the Company's advisers in which representatives of the Company or its advisers advised representatives of Parent or its advisers of the procedures that the Company would require to be followed in the auction process. On February 26, 1998, the Board of Directors of the Company determined that the bidding process would be confidential, and that accordingly, the Monsanto Nominees would be excluded from all Board deliberations on the matter and would not receive any reports about the indications of interest, bids, bidders or the sale process generally. The Monsanto Nominees abstained from voting on such determinations, and were recused from the portion of the meeting at which Merrill Lynch addressed the directors concerning valuation and certain other items.

     Parent and the Company entered into a confidentiality agreement on March 12, 1998 (the "Confidentiality Agreement"). Subsequently, Merrill Lynch provided the Parent and its advisors a package containing certain public and non-public information concerning the Company. On March 26, 1998, the Company's senior management made a presentation to Parent's management and representatives of Parent's advisers with respect to the business of the Company.

     On April 2, 1998, in response to a request from Merrill Lynch, Parent submitted a preliminary indication of interest in a potential acquisition of the Company in the range of $65 to $72 per Share.

     During the week of April 6, 1998, Merrill Lynch informed Parent that Parent would be invited to continue its participation in the auction process. On April 16, 1998, Parent commenced a detailed due diligence investigation of the Company which included meetings with Company personnel, data review, presentations, site tours and question and answer sessions. The due diligence investigations included personnel from Parent, as well as its investment banking, accounting, legal, technical and other advisors. Parent and its representatives met with senior technology and breeding managers and other senior management of the Company and with advisors to the Company.

     In April, Parent received from the Company draft forms of merger agreement and from counsel to the Roberts Family Stockholders a draft form of stockholders agreement which provided for an irrevocable agreement to vote for the merger and to tender Shares into a cash tender offer.

     On April 27, 1998, Parent received a letter from Merrill Lynch outlining the specific procedures to be followed in connection with submission of final bids, and informing Parent that interested parties would be required to submit firm and final offers on May 7, 1998.

     On April 30, 1998, the Company's senior management and Merrill Lynch held a further due diligence question-and-answer session attended by Parent and its advisors. Representatives of Parent also met with executives of the Company to discuss the interest of such executives in continuing their employment with the Company (or in the combined business of Parent and the Company) following an acquisition of the Company by Parent.

     In accordance with the April 27 letter, Parent submitted written comments on the draft agreements on May 1, 1998. Subsequently, legal counsel for the Company and Parent had various conversations with respect to a form of merger agreement, and legal counsel for Parent and the Roberts Family Stockholders had similar conversations with respect to a form of stockholders agreement.

     On May 7, 1998, Parent's Board of Directors authorized Parent to submit an offer to acquire the Company. In accordance with instructions that were provided to bidders by Merrill Lynch, during the afternoon of May 7, 1998, Parent communicated to the Company that it was prepared to acquire the Company at a price of $100 per Share. Concurrently with this communication, Parent's legal advisors submitted further proposed changes to the forms of merger agreement and stockholders agreement. Beginning on Friday, May 8, 1998, and continuing through Saturday, May 9, 1998, representatives of Parent and the Company negotiated the definitive form of the Merger Agreement, and representatives of the Roberts Family Stockholders and representatives of Parent negotiated the definitive form of the Stockholders Agreement.

     On May 8, 1998, the Company's Board unanimously (without the participation of the Monsanto Nominees) approved the Offer, the Merger, the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement and the Stockholders Agreement for purposes of rendering (a) Section 203 of the DGCL, (b) Article EIGHTH of the Company's Restated Certificate of Incorporation, as amended (the "Company Charter") and (c) Article 11 of the Investment Agreement irrevocably inapplicable to the Offer, the Merger, the Merger Agreement and the Stockholders Agreement, the transactions contemplated by the Merger Agreement and/or the Stockholders Agreement and any other transaction (except a transaction in which Parent acquires beneficial ownership of Shares other than pursuant to the Merger) between Parent and any of its affiliates on the one hand, and the Company and any of its affiliates, on the other hand, consummated after the date that the Purchaser acquires Shares pursuant to the Offer that could be defined as a "Business Combination" under
Section 203 of the DGCL or Article EIGHTH of the Company Charter. The Company's Board of Directors also adopted resolutions (i) determining that the Offer and the Merger are in the best interests of the Company and its shareholders, and
(ii) recommending the Company's stockholders accept the Offer and that holders of Shares of Class A Common Stock approve and adopt the Merger Agreement and the Merger. The Monsanto Nominees were not present at and did not participate in the meeting of the Company's Board at which the actions referred to in this paragraph were taken. For a more detailed discussion of Section 203 of the DGCL and Article Eighth of the Company Charter, see Section 15. For a more detailed discussion of Section 11 of the Investment Agreement, see Section 12.

     On May 9, 1998, the Stockholders Agreement was executed by Parent and the other parties thereto, and the Merger Agreement was executed by Parent, the Purchaser and the Company. On May 11, 1998, press releases announcing the execution of the definitive agreements were issued by both Parent and the Company.

     Reference is made to the Company's Statement on Schedule 14D-9 for a description of the matters considered by the Board in connection with its actions.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT; APPRAISAL RIGHTS; PLANS FOR THE COMPANY.

     (a) Purpose.

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise.

     (b) The Merger Agreement.

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy or form of which has been filed with the Commission as an exhibit to the Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

     THE OFFER. The Merger Agreement provides that, so long as the Merger Agreement has not been terminated pursuant to its terms, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of the Merger Agreement, the Purchaser will, and Parent will cause Purchaser to, commence the Offer. In the Merger Agreement, Parent and the Purchaser agree that the Purchaser will not terminate the Offer between scheduled expiration dates (except in the event that the Merger Agreement is terminated) and that, in the event that the Purchaser would otherwise be entitled to terminate the Offer at any scheduled expiration date due to the failure of one or more of the Offer Conditions, unless the Merger Agreement has been terminated, the Purchaser will, and Parent will cause the Purchaser to, extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that the Purchaser is not required to extend the Offer beyond the Outside Date. If the Merger Agreement is terminated by either Parent or the Purchaser or by the Company, the Purchaser will, and Parent will cause the Purchaser to, terminate promptly the Offer, except that if the Merger Agreement is terminated by Parent or Purchaser in the event that the Board of Directors of the Company withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, Parent or the Purchaser may terminate the Offer. The Purchaser may, at any time, transfer or assign to one or more corporations directly or indirectly wholly-owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     RECOMMENDATION. In the Merger Agreement, the Company represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, duly adopted (by unanimous vote, with the Monsanto Nominees not participating) resolutions approving the Offer, the Merger Agreement, the Merger and the Stockholders Agreement, determining that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve and adopt the Merger Agreement and the Merger. The Company further represents and warrants that the action of the Board of Directors of the Company in approving the Offer (including the purchase of Shares pursuant to the Offer), the Merger, the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement and the Stockholders Agreement, is sufficient to render (i) Section 203 of the DGCL, (ii) Article EIGHTH of the Company's Restated Certificate of Incorporation and (iii) Article 11 of the Investment Agreement irrevocably inapplicable to the Offer, the Merger, the Merger Agreement and the Stockholders Agreement, the transactions contemplated by the Merger Agreement and/or the Stockholders Agreement and any other transaction (except a transaction in which Parent acquires beneficial ownership of Shares other than pursuant to the Merger) between Parent and any of its affiliates on the one hand, and the Company and any of its affiliates, on the other hand, consummated after the date that the Purchaser acquires Shares pursuant to the Offer that could be defined as a "Business Combination" under
Section 203 of the DGCL or Article EIGHTH of the Company's Restated Certificate of Incorporation.

     THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of the Purchaser and the Company in accordance with the DGCL.

     CHARTER, BY-LAWS, DIRECTORS AND OFFICERS. The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety as of the Effective Time as set forth in the Merger Agreement and will be the Restated Certificate of Incorporation of the Surviving Corporation, and the By-Laws of the Company will be amended as of the Effective Time to read in their entirety as the By-Laws of the Purchaser, as in effect immediately prior to the Effective Time. The directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

     CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the Purchaser, the Company or the holders of any securities of the Purchaser or the Company: each Share issued and outstanding (other than Shares owned by the Company or by any Subsidiary of the Company or by Parent, the Purchaser or any other Subsidiary of Parent which will automatically be cancelled and retired, or by stockholders who properly exercise appraisal rights under the DGCL) will be cancelled and be converted into the right to receive from the Surviving Corporation in cash the Merger Consideration, and each issued and outstanding share of capital stock of the Purchaser will be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

     For purposes of the Merger Agreement, "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     BEST EFFORTS. Subject to fiduciary responsibilities, each of the Company, Parent and the Purchaser agreed in the Merger Agreement to use best efforts to cause the purchase of Shares pursuant to the Offer prior to the Outside Date, and consummation of the Merger to occur as soon as practicable after such purchase of Shares. Without limiting the foregoing, (a) each of the Company, Parent and the Purchaser agreed to use best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions include making all filings and furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and to promptly cooperate with and furnish information (including all correspondence with any Governmental Entity) to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer and the Merger; (b) each of the Company, Parent and the Purchaser agreed to, and to cause its Subsidiaries to, use best efforts to obtain prior to the Outside Date (and to cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement; and (c) Parent agreed that if necessary to cause the purchase of Shares pursuant to the Offer prior to the Outside Date, Parent will, and will cause its Subsidiaries to, divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries. The Company agreed, at the request of Parent, to agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action may be conditioned upon the purchase of Shares pursuant to the Offer. Notwithstanding anything to the contrary contained in the Merger Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company or any of its respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in the Merger Agreement, the Company agreed that it will not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries. The foregoing provisions of the Merger Agreement are referred to herein as the "Best Efforts Provision."

     NO SOLICITATION. The Merger Agreement provides that the Company will, and will cause its executive officers, directors, authorized representatives and authorized agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal. The Company may not, nor may it permit any of its Subsidiaries to, nor may it permit any of its executive officers, directors, authorized representatives or authorized agents to, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (b) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means (i) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of any of the assets of the Company or its Subsidiaries (other than the purchase of inventory or other assets in the ordinary course of business) or any of the Shares then outstanding, any tender offer or exchange offer for any of the Shares then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement or (ii) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement and the Stockholders Agreement. Notwithstanding the foregoing, proposals solely relating to the sale of all or a portion of the Company's business relating solely to the research and development of swine breeding stock and the marketing of such hybrid breeding swine and related management services to hog producers in domestic or international markets will not be considered Takeover Proposals, so long as the terms and conditions of any such proposal described in this sentence do not have any of the effects described in clause
(ii) of the preceding sentence.

     The Merger Agreement provides further that except as otherwise provided in the section of the Merger Agreement described herein under "-- No Solicitation", neither the Board of Directors of the Company nor any committee thereof may (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement (or any transaction contemplated thereby); provided that, the Board of Directors may,
(i) in response to any Takeover Proposal, suspend such recommendation for a period of up to 24 hours pending its analysis of such Takeover Proposal or (ii) at any time prior to the consummation of the Offer, modify or withdraw such recommendation, but only if the Board of Directors of the Company determines in good faith, based on a written opinion of Morris, Nichols, Arsht & Tunnell, which written opinion specifically takes into account the Stockholders Agreement and all the terms thereof, including the obligations and agreements therein of the Voting Trustees and Registered Holders with respect to tendering Shares and voting for the Merger and against any Takeover Proposal other than the Merger (a "Written Opinion"), that it would be a breach of its fiduciary duties not to so modify or withdraw such recommendation; provided further that, unless the Merger Agreement has been terminated, any such suspension, modification or withdrawal will not prevent Parent and the Purchaser, in its or their discretion, from consummating the Offer and in any event will be subject to the provisions described in the last paragraph of this section, (b) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     In addition to the obligations of the Company described in the two preceding paragraphs the Merger Agreement provides that the Company will immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Merger Agreement also provides that subject to the provisions described in the next paragraph, nothing contained in the section of the Merger Agreement described herein under "-- No Solicitation" will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, based on a Written Opinion, such disclosure is required under applicable law.

     Finally, the Merger Agreement provides that none of the provisions described in the preceding three paragraphs (including with respect to any modified or withdrawn recommendation) will be deemed to prevent or impede Parent and the Purchaser, in its or their discretion, from consummating the Offer, or to limit or affect any of the actions taken by the Company as described under "-- Recommendation" above. In addition, the Merger Agreement provides that if the Purchaser purchases Shares pursuant to the Offer, the Company and its Board of Directors will take all actions legally permitted to permit the Merger to occur.

     THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed to enforce and not to terminate, amend, modify or waive any standstill or other provision of, any confidentiality, nonsolicitation or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), including, without limitation, any such agreement entered into with any party in connection with the process conducted by the Company to solicit acquisition proposals for the Company.

     REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser. The representations and warranties of the Company relate, among other things, to: its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those acts); absence of any material adverse change; information to be included in the Schedule 14D-1 and related documents, the Schedule 14D-9 and the proxy statement (if required) in connection with the Merger; compliance with laws; tax matters; liabilities; benefit plans and employees and employment practices; litigation; environmental matters; certain provisions of the Company's Restated Certificate of Incorporation and related matters; matters related to intellectual property; brokers; and contracts and indebtedness.

     COVENANTS. The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the Effective Time or such time as Parent's designees constitute a majority of the Board of Directors of the Company, the Company will, and will cause each of its Subsidiaries to, in all material respects, except as contemplated by the Merger Agreement, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Merger Agreement, seek to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement (including, without limitation, as permitted or required by the Best Efforts Provision), during such period, the Company has agreed that it will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or otherwise make any payment to stockholders in their capacity as such, other than dividends on Shares to be declared and paid only at the customary times at a quarterly rate not in excess of $0.035 per Share, except for dividends by a wholly-owned domestic Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) redeem, purchase or otherwise acquire any of its securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, or any rights, warrants, options or any other agreements of any character to acquire, any such shares, voting securities or convertible or exchangeable securities or rights, or securities or rights evidencing the right to subscribe, other than (i) the issuance, in the ordinary course, to new employees or promoted employees, of options to purchase not more than an aggregate of 40,000 Shares or the issuance of Shares pursuant to options outstanding under existing Stock Plans, (ii) the issuance of shares of Class B Common Stock in exchange for shares of Class A Common Stock in accordance with the Company's Restated Certificate of Incorporation, (iii) the issuance of Shares upon exercise of rights outstanding on the date of the Merger Agreement (including, without limitation, under the Investment Agreement) and (iv) the issuance of Shares pursuant to the Company's Savings and Investment Plan, in accordance with its terms;

          (c) amend its Restated Certificate of Incorporation or By-laws or other similar organizational documents;

          (d) acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business or assets (other than materials and supplies purchased in the ordinary course, consistent with past practice), other than transactions which involve assets having a purchase price not in excess of $5,000,000 individually;

          (e) make or agree to make any new capital expenditure in excess of $1,000,000 other than expenditures contemplated by the Company's capital budget for fiscal 1998 or fiscal 1999 as previously provided to Parent in writing;

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than (i) sales of inventory in the ordinary course of business and (ii) transactions which involve assets having a current value not in excess of $5,000,000 individually or $20,000,000 in the aggregate; provided that, notwithstanding this clause (f), neither the Company nor any of its Subsidiaries may sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any germplasm, recombinant DNA technology or Intellectual Property Rights, except with respect to Intellectual Property Rights as specifically permitted by clause (j) below;

          (g) except as disclosed by the Company to Parent as of the date of the Merger Agreement, (i) increase the salary or wages payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date of the Merger Agreement, and except for increases for officers and employees in the ordinary course of business, consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or employee benefit not required or contemplated by any existing benefit, severance, pension or employment plans, agreements or arrangements; or (iii) enter into any employment or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, as may be expressly required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

          (h) except as is required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

          (i) enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement (including without limitation any contract or agreement which (i) cannot by its terms be terminated without liability or continuing obligation by the Company on less than one year's notice or (ii) may require a cash expenditure by the Company in excess of $5,000,000 in any fiscal year) to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights or claims, in each case, in any manner adverse to the Company or any of its Subsidiaries and, in each case, except for (A) customary operational contracts not involving payments in excess of $5,000,000 individually over the term of such contract, (B) hedging and similar futures contracts with a term not in excess of one year or which can, by their terms, be terminated without liability or continuing obligation by the Company on not more than one year's notice and (C) seed production contracts, in each of cases (A), (B) and (C) above entered into in the ordinary course of business consistent with past practice;

          (j) (i) acquire a license or right to use from a third party for consideration (including without limitation cash, human or other resources or other assets or commitments, including out-licenses) in excess of $1,000,000 per year or $10,000,000 over the course of the agreement governing such license or right, or which by its terms cannot be terminated without liability or continued obligation by the Company on less than six months' notice or (ii) grant any license or sublicense other than (v) licenses to contract growers in the ordinary course of business consistent with past practice, (w) licenses granted under and in accordance with the Corn Borer-Protected License Agreement dated as of January 31, 1996 between Parent and the Company, the Glyphosate-Protected Corn License Agreement dated as of January 31, 1996 between Parent and the Company or the CaMV Promoter License Agreement dated as of January 31, 1996 between Parent and the Company, in each case, in the ordinary course of business consistent with past practice (and provided that this will not prohibit the granting by the Company in accordance with such licenses of sublicenses to the entities described with respect to this clause (j) by the Company to Parent as of the date of the Merger Agreement), (x) licenses of swine in the ordinary course of business consistent with past practice, (y) licenses included in "material transfer agreements" entered into solely for the purposes of research in the ordinary course of business consistent with past practice, and (z) licenses required to be granted pursuant to the terms of agreements to which the Company or any of its Subsidiaries is a party (as such terms are in effect on the date of the Merger Agreement);

          (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger);

          (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company;

          (m) settle or agree to dismiss any litigation with respect to Intellectual Property Rights or material litigation with respect to other matters;

          (n) pay, discharge, settle or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations (in each case not related to pending or threatened litigation) reflected or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (o) enter into any contract, license, agreement or arrangement of any kind without including confidentiality agreements consistent with past practice; or

          (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Notwithstanding anything else in the Merger Agreement to the contrary, the Company and its Subsidiaries may, during the period from the date of the Merger Agreement until the earlier of the Effective Time or such time as Parent's designees constitute a majority of the Board of Directors of the Company, sell all or a portion of the Company's business solely relating to the research and development of swine breeding stock and the marketing of such hybrid breeding swine and related management services to hog producers in domestic or international markets, so long as Parent is reasonably satisfied with the terms and conditions of such sale.

     For purposes of the Merger Agreement, "Intellectual Property Rights" means any right to use, all patents, patent rights, certificates of plant variety protection, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held by the Company or any of its Subsidiaries.

     EMPLOYEE BENEFIT ARRANGEMENTS. In the Merger Agreement, Parent has agreed to take all necessary action so that each person who is an employee of the Company or any of its Subsidiaries upon the consummation of the Offer (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short-term disability) will be permitted to remain an employee of the Company or the Surviving Corporation or a Subsidiary of the Company or of the Surviving Corporation, as the case may be, immediately following such time with wages or salary, as applicable, no less favorable than as in effect immediately preceding such time, and so that each person receiving, or who but for any waiting period would be receiving, long-term disability benefits under a plan of the Company or any of its Subsidiaries upon the consummation of the Offer will retain the right to continue or begin receiving such long-term disability benefits, so long as they remain disabled. Parent has agreed to take all necessary action so that until the first anniversary of the consummation of the Offer, the Company, the Surviving Corporation and their Subsidiaries maintain for each employee of the Company and its Subsidiaries who is employed by the Company or the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation upon the consummation of the Offer (collectively, the "Retained Employees") wages and other compensation levels, and benefits of the types provided under the employee benefit plans, policies, arrangements and understandings (the "Benefit

Plans") of the Company, Parent, Surviving Corporation or any of their subsidiaries, not less favorable than those wages and other compensation levels, and benefits provided under the Company's Benefit Plans, as in effect as of the consummation of the Offer. Parent has also agreed to take all necessary action so that each Retained Employee shall after the consummation of the Offer continue to be credited with the unused vacation and sick leave credited to such employee through the consummation of the Offer under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and to permit or cause the Company, the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave, and to take all necessary action so that, for all purposes under each Benefit Plan maintained or otherwise provided by the Company, the Surviving Corporation or any of their Subsidiaries in which employees or former employees of the Company and its Subsidiaries or the spouses, dependents or other beneficiaries of such persons become eligible to participate after the consummation of the Offer, each such person shall be credited with all years of service to the extent such service would be taken into account under the Company's Benefit Plan providing benefits of a similar type in effect at the consummation of the Offer.

     Parent has also agreed that neither it, the Company, the Surviving Corporation, nor any of their Subsidiaries will during the one-year period commencing with the consummation of the Offer (a) terminate the employment of any Retained Employee other than for Cause (as defined in the Merger Agreement) or (b) relocate the site of any such person's employment or reassign any such person to a different location without such person's consent. Parent has also agreed to maintain, for a period of not less than twelve months from the consummation of the Offer, for the benefit of the Retained Employees, the Company's Severance Pay Plan as in effect as of the date of the Merger Agreement, and to honor all employment agreements with the persons who are directors, officers and employees of the Company and its Subsidiaries. In the Merger Agreement, Parent also agrees to maintain the DEKALB Genetics Corporation Policy and Procedure Regarding Reimbursement of Employees for Parachute Payment Taxes and Expenses to the extent required by the terms thereof.

     Without limitation of Parent's or the Company's obligations under any existing employment agreement, Parent has agreed to maintain, or to cause the Company and the Surviving Corporation to maintain, the Company's bonus programs set forth in the documents made available by the Company to Parent through the end of the twelve-month period beginning on the most recent September 1 preceding the consummation of the Offer, with bonuses to be paid to each Retained Employee participating thereunder in accordance with the performance goals previously established for such period (the "Existing Goals"), if (a) the achievement of the Existing Goals can still reasonably be measured despite the consummation of the transactions contemplated by the Merger Agreement, and (b) such achievement has not become unreasonably more difficult or easier than it would have been absent such consummation. If either of clause (a) or clause (b) of the preceding sentence is not satisfied with respect to the Existing Goals applicable to a particular Retained Employee, then the Existing Goals shall be reasonably adjusted, if possible, so that both such clauses are satisfied as to the adjusted Existing Goals, and if no such adjustment is possible, such Retained Employee's bonus shall be paid at his or her target bonus level (subject to all terms and conditions of such bonus except for the Existing Goals that cannot be so adjusted).

     The Merger Agreement also provides for (a) the waiver of all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries and the spouses, dependents and other beneficiaries of such persons under any welfare or fringe benefit plan that any such persons may be eligible to participate in after the consummation of the Offer, other than limitations or waiting periods that are in effect prior to the consummation of the Offer, and (b) credit for any co-payments and deductibles paid by such person for the applicable plan year prior to the consummation of the Offer. The Merger Agreement also requires Parent to or to cause the Company and the Surviving Corporation to provide retiree health benefits to persons who are, immediately prior to the consummation of the Offer, eligible for such benefits, or who would immediately prior to the consummation of the Offer be eligible therefor but for the fact that they, or the person with respect to whom they are a dependent, had not yet terminated employment with the Company and its Subsidiaries, or who will within twelve months after the consummation of the Offer be so eligible therefor, and medical and other health benefits to persons who incur or are dependents of persons who incur an illness or other disability or leave of absence, or are dependents of persons who die, prior to the consummation of the Offer and who are at such time, or would be after such time, eligible for benefits under such medical or other health benefits plan due to such illness or other disability or leave of absence or death.

     For a period of not less than twelve months from the consummation of the Offer, Parent has also agreed to (a) maintain, or cause to be maintained, for the benefit of the Retained Employees the Company's Savings and Investment Plan (the "Retirement Plan") as in effect prior to the consummation of the Offer and
(b) contribute, or cause to be contributed, to the Retirement Plan, on behalf of each Retained Employee who is or becomes a participant therein, matching contributions in amounts determined in accordance with the terms of the Retirement Plan as in effect as of the date of the Merger Agreement, and a "Compensation Based Contribution" as defined therein equal to 2% of compensation as described in the Retirement Plan.

     OPTIONS; RESTRICTED STOCK AWARDS. The Merger Agreement provides that prior to the execution of the Merger Agreement, the Board of Directors of the Company or the Long-Term Incentive Plan Administrative Committee of the Board of Directors of the Company has adopted such resolutions or has taken such other actions as are required (a) to provide that each Stock Option theretofore granted under any Stock Plan (other than the Company's Director Stock Option
Plan) outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, will become fully exercisable immediately prior to the consummation of the Offer, (b) to provide that all restrictions applicable to any restricted stock award heretofore granted under any Stock Plan outstanding immediately prior to the Offer will lapse immediately prior to the consummation of the Offer, (c) to provide that upon the consummation of the Offer each Stock Option then outstanding will be cancelled in consideration for the cash payment described below and (d) with respect to Stock Options held by persons subject to the reporting requirements of Section 16 of the Exchange Act, to specifically approve such transactions. The Company has agreed to use reasonable efforts to obtain any necessary consents of the holders of such Stock Options to effect these provisions.

     Pursuant to the Merger Agreement, the Company has agreed to use reasonable efforts to ensure that, upon the consummation of the Offer each Stock Option then outstanding is cancelled by the Company in consideration for which the holder thereof will thereupon be entitled to receive promptly (but in no event later than five days) after the consummation of the Offer, a cash payment in respect of such cancellation from the Company in an amount (if any) equal to (a) the product of (i) the number of shares of Company Common Stock subject or related to such Stock Option and (ii) the excess, if any, of the Offer Price over the exercise or purchase price per share of Company Common Stock subject or related to such Option, minus (b) all applicable federal, state and local taxes required to be withheld by the Company.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries as provided in the Restated Certificate of Incorporation of the Company, the By-Laws of the Company or any indemnification agreement, in each case, as in effect on the date of the Merger Agreement, and relating to actions or events through the Effective Time, will survive the Merger and will continue in full force and effect, without any amendment thereto; provided that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Restated Certificate of Incorporation of the Company, the By-laws of the Company or any such agreement, as the case may be, must be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent.

     The Merger Agreement also provides that prior to the Effective Time, the Company may obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Parent will cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance; and provided further that the Company may not, without Parent's consent (but after consultation with Parent), expend an amount in excess of 350% of the last annual premium paid prior to the date hereof to procure the above described "tail" coverage and neither Parent nor the Surviving Corporation will be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase as much coverage as possible for such amount.

     ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject and subject to the terms of the Confidentiality Agreement, as the same may be amended, supplemented or modified, the Company will, and will cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request, provided, that until the earlier of the Effective Time or such time as Parent's designees constitute a majority of the Board of Directors of the Company, none of the foregoing persons will have access to the respective properties, books, contracts, commitments and records of the Company or its Subsidiaries with respect to (i) pricing or pricing strategy or (ii) Intellectual Property Rights, except that the independent person who reviewed the Company's patent applications on behalf of Parent during the due diligence process conducted in connection with the negotiation of the Merger Agreement will be permitted to review the Company's Intellectual Property Rights other than access to germplasm pedigree and basic research, and, in any event, subject to confidentiality and disclosure limitations comparable to those previously applicable to such independent person's review of patent applications, and any representative of Parent will be entitled to review material relating to the Company's Intellectual Property Rights that is otherwise publicly available. Notwithstanding anything to the contrary in the Merger Agreement or any other agreement to which the Company and Parent are a party, the Confidentiality Agreement will terminate and be of no further force and effect from and after the date upon which the Offer is consummated. The Confidentiality Agreement contains customary terms concerning confidentiality of information.

     PUBLIC ANNOUNCEMENTS. In the Merger Agreement, Parent and the Company have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

     NOTIFICATION OF CERTAIN MATTERS. In the Merger Agreement, Parent and the Company have agreed to give prompt notice to the other of: (a) the occurrence, or non-occurrence, in each case, to the knowledge of the Company or Parent, as the case may be, of any event the occurrence, or non-occurrence, of which results in the executive officers of the Company or Parent, as the case may be, having a good faith belief that such change or event would be reasonably likely to cause (i) any representation or warranty of such entity contained in the Merger Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (ii) any representation or warranty of such entity contained in the Merger Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (iii) any covenant, condition or agreement of such entity contained in the Merger Agreement not to be complied with or satisfied in all material respects; and (b) the executive officers of the Company or Parent, as the case may be, believing in good faith that the Company or Parent, as the case may be, has, to the knowledge of the Company or Parent, as the case may be, failed to comply with in all material respects or satisfy in all material respects any covenant, condition or agreement of such entity to be complied with or satisfied by it under the Merger Agreement.

     BOARD OF DIRECTORS. Pursuant to the Merger Agreement, promptly after such time as the Purchaser purchases Shares pursuant to the Offer, the Purchaser will be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the next highest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Purchaser pursuant to this sentence equal to the aggregate voting power of the shares of Class A Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors must have (a) at least three directors who are directors on the date of the Merger Agreement or are designated by a majority of the directors of the Company who were directors on the date of the Merger Agreement, in each case excluding the Monsanto Nominees (the "Independent Directors") and (b) the number of Monsanto Nominees required by the Investment Agreement which will be in addition to the number of directors designated by the Purchaser pursuant to the Merger Agreement; and provided further that, in such event, if the number of Independent Directors is reduced below three for any reason whatsoever, the remaining Independent Directors will, to the fullest extent permitted by law, designate a person to fill such vacancy who will be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries or of any other entity in which Parent owns, directly or indirectly, any material amount of capital stock or other significant ownership interest, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement.

     The Merger Agreement further provides that, following the election or appointment of the Purchaser's designees, as described above, and prior to the Effective Time, any termination or amendment of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver or assertion of any of the Company's rights under the Merger Agreement, and any other consent or action by the Board of Directors of the Company with respect to the Merger Agreement (other than recommending or reconfirming the recommendation that the holders of the Class A Common Stock approve and adopt the Merger Agreement and the Merger, and making determinations in connection therewith, which recommendations and determinations may be made by a majority of the Board of Directors as constituted at any time after such election or appointment of the Purchaser's designees) will require the concurrence of a majority of the Independent Directors and, to the extent permitted by law, no other action by the Company, including any action by any other director of the Company, shall be required to approve such actions. To the fullest extent permitted by applicable law, the Company agrees to take all actions requested by Parent which are reasonably necessary to effect the election of any such designee.

     STATE TAKEOVER LAWS. The Merger Agreement provides that if any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     CONDITIONS TO CONSUMMATION OF THE MERGER. The respective obligations of each party to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding Shares of the Class A Common Stock (the "Company Stockholder Approval") shall have been obtained; provided, however, that Parent and the Purchaser agree to vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties has used their best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including, without limitation, taking such action as is required to comply with the Best Efforts Provision, and to appeal promptly any injunction or other order that may be entered; (c) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer; and (d) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

     TERMINATION. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (if required by applicable law): (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by either Parent or the
Company: (i) if (x) as a result of the failure of any of the Offer Conditions (see Section 14) (other than the Minimum Condition) the Offer has terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (y) the Purchaser has, consistent with its obligations hereunder, failed to pay for the Shares prior to the Outside Date; provided, however, that the right to terminate the Merger Agreement described in this clause (b)(i) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such Offer Condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party; or (ii) if any Governmental Entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement described in this clause
(b)(ii) will not be available to any party who has not used its best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with its obligation under the Best Efforts Provision; (c) by Parent or the Purchaser prior to the election of the Purchaser's designees to the Board of Directors of the Company in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition described in paragraph (d) or (e) of Section 14 below and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company; (d) by Parent or the Purchaser if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event described in paragraph (c) of Section 14 below, provided that the temporary suspension of the recommendation of the Company's Board of Directors as described above under "-- No Solicitation" does not give rise to a right of termination under the Merger Agreement; (e) by the Company, if the Purchaser or Parent has breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent or the Purchaser, as applicable; or (f) by the Company, if the Offer has not been timely commenced.

     FEES AND EXPENSES. The Merger Agreement provides that all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     ASSIGNMENT. Neither the Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties thereto without the prior written consent of the other parties except that the Purchaser has the right to assign the right to purchase all or any portion of the Shares tendered pursuant to the Offer, as described above under " -- The Offer" and that Parent will be able without the consent of the Company to assign all of its and the Purchaser's rights and obligations under the Merger Agreement to another Person that is capable of acquiring a majority of the Class A Common Stock by the Outside Date, subject in any case to Parent's guarantee of the performance by such other Person of all of Parent's and the Purchaser's obligations hereunder, including without limitation the obligation to pay the Offer Price and the Merger Consideration, and the Company agrees to take all action necessary to permit such assignee to consummate the Merger after the purchase of Shares. Subject to the preceding sentence, the Merger Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     AMENDMENT. The Merger Agreement provides that, subject to the restrictions described above under "-- Board of Directors," the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Stockholder Approval (if required by law), but if the Company Stockholder Approval has been obtained, thereafter no amendment may be made which by law requires further approval by the Company's stockholders without obtaining such further approval.

     (c) The Stockholders Agreement.

     The following is a summary of certain provisions of the Stockholders Agreement. This summary is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated herein by reference and a copy or form of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined and copies may be obtained at the places set forth in Section 8.

     VOTING AND TENDER. Concurrently with the execution and delivery of the Merger Agreement, and as a condition to Parent's willingness to enter into the Merger Agreement, Parent entered into the Stockholders Agreement with the Voting Trustees under the Voting Trust Agreement and the Registered Holders of trust certificates pursuant to the Voting Trust Agreement (in each case, individually and in his or her respective capacity as Voting Trustee and/or Registered Holder). Contemporaneously with the execution and delivery of the Stockholders Agreement, each Registered Holder provided certain written instructions to the Voting Trustees (the "Voting and Tendering Instructions"). The Voting and Tendering Instructions instruct the Voting Trustees, in accordance with the provisions of the Voting Trust Agreement, to take the following actions on behalf of the Registered Holders: (a) at any duly noticed meeting of the stockholders of the Company called to vote upon the Merger Agreement and the transactions contemplated thereby or at any adjournment thereof (or in any other circumstances under which a vote, consent or approval with respect to the Merger Agreement and the transactions contemplated thereby is sought), to vote all of the Voting Trust Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (b) to be present (in person or by proxy) at any duly noticed meeting of the stockholders of the Company or at any adjournment thereof (or in any other circumstances under which a vote, consent or approval is sought) with respect to any Business Combination (as such term is defined in the Stockholders Agreement) other than the Merger and to vote (or cause to be voted) all of the Voting Trust Shares against any such Business Combination; and (c) to tender as soon as practicable (and in any event not later than two business days prior to the first scheduled expiration date of the Offer all of the Voting Trust Shares pursuant to the Offer and not to withdraw such tendered shares. The Voting and Tendering Instructions are irrevocable.

     Pursuant to the Stockholders Agreement, the Voting Trustees and Registered Holders have agreed, among other things, that so long as the Stockholders Agreement is in effect, the Voting Trustees will cast such votes, consents or other approvals and take or cause such actions in accordance with the Voting and Tendering Instructions. In addition, pursuant to the Stockholders Agreement, the Voting Trustees have agreed not to take any action inconsistent with the Voting and Tendering Instruction, and each Registered Holder has agreed not to take any action that would amend or nullify the Voting and Tendering Instructions or in any way restrict or limit the performance of such Registered Holder's obligations under the Stockholders Agreement or the consummation of the transactions contemplated by the Merger Agreement.

     The Stockholders Agreement further provides for, among other things, during the term of the Stockholders Agreement: (i) restrictions on the transfer of any Voting Trust Shares or the taking of certain actions with respect to such Voting Trust Shares, other than pursuant to the Offer, the Merger or the Stockholders Agreement; (ii) the prompt deposit of Shares acquired upon exercise of options held by certain of the Registered Holders (the "Voting Trust Option Shares") into the trust governed by the Voting Trust Agreement such that, thereafter, the Voting Trust Option Shares shall be deemed Voting Trust Shares for purposes of the Stockholders Agreement; (iii) with respect to certain other agreements governing the relationship among the Voting Trustees and the Registered Holders (as such agreements are collectively defined in the Stockholders Agreement, the "Family Shareholder Agreements"), further assurances by the Voting Trustees and the Registered Holders to amend the Family Shareholder Agreements to the extent necessary (and not to otherwise amend such Family Shareholder Agreements) so that each Registered Holder and Voting Trustee can fully perform its obligations under the Stockholders Agreement; and (iv) the taking of certain actions by the Voting Trustees and Registered Holders in order to effectuate the terms of the Stockholders Agreement. The Stockholders Agreement also provides, among other things, for the making of certain representations by each of the Registered Holders, the Voting Trustees and Parent.

     IRREVOCABLE PROXY. The Voting Trustees have also granted to Parent an irrevocable proxy to vote the Voting Trust Shares in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and against (i) actions or proposals that could reasonably be expected to result in (x) any material breach of the Merger Agreement or (y) any of the closing conditions set forth in the Merger Agreement not being fulfilled, (ii) any Business Combination (other than the Merger and the transactions contemplated by the Merger Agreement) and (iii) other extraordinary corporate transactions which would prevent or delay the Merger or the transactions contemplated by the Merger Agreement.

     NO SOLICITATION. The Voting Trustees and the Registered Holders have agreed in the Stockholders Agreement not to (a) solicit, initiate or knowingly encourage the submission of any Takeover Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person information with respect to, or take any action that could reasonably be expected to lead to, any Takeover Proposal.

     TERMINATION. The Stockholders Agreement will terminate at the Effective Time of the Merger. In addition, the Stockholders Agreement may be terminated:
(a) by mutual written consent of Parent and a majority of the Voting Trustees;
(b) by Parent if (i) the Merger Agreement has terminated in accordance with its terms or (ii) in the event that (x) any of the representations and warranties of the Voting Trustees or the Registered Holders in the Stockholders Agreement shall not be true and correct in all material respects or (y) any of the Voting Trustees or the Registered Holders shall have failed to perform in any material respect any material covenant to be performed by any Voting Trustee or Registered Holder under the Stockholders Agreement and in the case of (x) or (y) such untruth or incorrectness or such failure cannot be or has not been cured within thirty days after notice thereof; or (c) by a majority of the Voting Trustees, if none of the Voting Trustees or Registered Holders are in violation of their respective obligations under the Stockholders Agreement and (i) Parent or the Purchaser shall not have completed payment for all Shares tendered pursuant to the Offer and not withdrawn by the Outside Date (as defined in the Stockholders Agreement), (ii) in the event that (x) any of the representations and warranties of Parent in the Stockholders Agreement shall not be true and correct in all material respects or (y) Parent shall have failed to perform in any material respect any material covenant to be performed by it under the Stockholders Agreement and in the case of (x) or (y) such untruth or incorrectness or such failure cannot be or has not been cured within thirty days after notice thereof, (iii) subject to the compliance by the Company with its obligations under the Best Efforts Provision, any Governmental Entity (as defined in the Merger Agreement) has issued an order enjoining or prohibiting the Offer or the consummation of the transactions contemplated by the Stockholders Agreement or the Merger Agreement and such order has become final and nonappealable, and (iv) the Merger Agreement has terminated in accordance with its terms.

     (d) Appraisal Rights.

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger,

"to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than (or the same as) the consideration to be paid in the Offer and the Merger.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Merrill Lynch's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     (e) Plans for the Company.

     In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company pursuant to this Offer. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

     "GOING PRIVATE" TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) both the Class A Common Stock and the Class B Common Stock are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     Except as otherwise described in this Offer to Purchase, the Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any changes in the Company's present capitalization or any other change in the Company's corporate structure or business or the composition of its Board of Directors or management.

12. INVESTMENT AGREEMENT; CERTAIN AGREEMENTS WITH RESPECT TO THE COMPANY'S SECURITIES; OTHER AGREEMENTS.

     The agreements summarized below have all been filed as exhibits to the
Schedule 14D-1 and the summaries below are qualified in their entirety by reference to the text of the agreements as so filed which are incorporated herein by reference.

     (a) Investment Agreement.

     The Investment Agreement includes certain provisions governing the rights and obligations of Parent and the Company following the 1996 Investment.

     Pursuant to the Investment Agreement, the By-Laws of the Company were amended to define the primary business of the Company as the research-based production, marketing, licensing and sale of agronomic seed, to establish a maximum amount of 10% of the voting securities of the Company then outstanding to be issued to facilitate any one strategic collaboration and to prohibit the Company from acquiring any business or assets outside of such primary business that would constitute in excess of 25% of the total consolidated assets of the Company, provided that the Company can engage in transactions inconsistent with these provisions unless at least three directors object. Such By-Laws may not be amended over the objection of two of the members of the Board. Pursuant to the Merger Agreement, the Company has agreed that the By-Law provisions described in this paragraph will be eliminated in their entirety immediately upon the acquisition of Shares in the Offer.

     The Investment Agreement provides that so long as Parent beneficially owns either 5% of the Class A Common Stock or 20% of the Class B Common Stock, if the Company proposes to issue for cash (subject to specified limitations) any Shares, securities convertible into such Shares or options, warrants or rights to acquire such Shares, Parent has the right to purchase all or any portion of its pro rata share of such securities on the terms set forth in the Investment Agreement. Pursuant to these provisions, Monsanto purchased from the Company 24,102 newly issued Shares of Class B Common Stock during the second quarter of fiscal 1997 and 156,024 newly issued Shares of Class B Common Stock during the first quarter of fiscal 1998, at prices of $24.51 per Share and $40.38 per Share, respectively (after taking into account the Stock Splits).

     With respect to Shares issued upon the exercise of options, these provisions require the Company to notify Parent, within twenty business days after the end of each fiscal year, of the number of Shares of Class A Common Stock or Class B Common Stock that Parent is entitled thereunder to purchase in respect of such year. If exercised, Parent has the right to acquire all or any portion of the Shares of Class A Common Stock or Class B Common Stock which it is so entitled to purchase at a price equal to the "current market value" (which, as defined in the Investment Agreement, is based on the market value of the Class B Common Stock) of such Shares on the date that Parent advises the Company that it intends to exercise such rights. It is Parent's current intention to exercise any and all such rights to purchase Shares of Class A Common Stock, as they become available, effective upon or immediately after the expiration of the Offer. Exercise of any such rights will increase the number of Shares of Class A Common Stock that Parent holds on the expiration date of the Offer, and thus decrease the number of Shares required to be tendered for the Minimum Condition to be satisfied. See Introduction.

     The Investment Agreement also prohibits the transfer or other disposition of any of the Shares owned by Parent, subject to certain exceptions, prior to the earliest of (a) March 8, 1999, (b) the termination or expiration of the Collaboration Agreement (except by reason of material breach by Parent), (c) the issuance of a non-appealable governmental order requiring Parent to divest its equity interest in the Company, or (d) the agreement by the Company to enter into a business combination with a person other than Parent or its affiliates. During this initial period, Parent is permitted to make certain transfers, including pursuant to a merger of the Company recommended by the Board of Directors of the Company and pursuant to a third party tender or exchange offer recommended by the Board or pursuant to which the Roberts Family Stockholders tender or exchange their majority interest.

     After the initial period described above, Parent may also make transfers of Class B Common Stock in bona fide open market brokers' transactions, or, subject to certain restrictions, for cash in private sales to financial or institutional buyers not purchasing on behalf of a competitor of the Company or in a bona fide public offering pursuant to the Registration Rights Agreement. Until March 8, 2006, the Company (or an assignee of the Company) has a right of first refusal with respect to certain of the transfers Parent is permitted to make under the Investment Agreement, including with respect to certain third party tender offers, private sales to financial or institutional buyers and public offerings.

     Article 11 of the Investment Agreement contains certain standstill provisions generally restricting Parent and its affiliates from owning or acquiring direct or indirect beneficial ownership of any additional equity of the Company aggregating more than (x) 10% of the total number of votes that may be cast generally in the election of directors (the "Total Voting Power") of the Company, (y) 45% of the outstanding Shares of Class B Common Stock, or (z) 40% of the outstanding Shares of the Company. Notwithstanding such restrictions, Parent is permitted to acquire beneficial ownership of additional Shares of Class A Common Stock from the Roberts Family Stockholders provided that, no later than sixty days after an acquisition of a majority of the Total Voting Power, Parent makes a tender or exchange offer or proposal with respect to a business combination which meets certain requirements, including in any event that it be subject to the prior approval of the majority of independent directors and that it would result in the acquisition of 100% of the outstanding capital stock of the Company at a price per share not less than the highest price at which Parent acquired shares from any Roberts Family Stockholder in the preceding two years, in cash and/or the same form of consideration offered to such Roberts Family Stockholders. During the period in which Parent has acquired a majority of the Total Voting Power, but not 100% of the outstanding capital stock, Article 11 of the Investment Agreement requires Parent to use reasonable efforts to keep three independent directors on the Board of Directors and the approval of a majority of the independent directors is required for certain transactions, including the acquisition of additional capital stock (other than from the Roberts Family Stockholders) and entry into an acquisition proposal with regard to the Company.

     Article 11 of the Investment Agreement also requires the Company promptly to notify Parent if it receives an unsolicited acquisition proposal (including indications of interest) regarding a business combination from a third party, and sets forth certain procedures to be followed by the Board of Directors of the Company in the event that the Board of Directors determines to enter into a sale process with respect to the Company.

     Chapter 11 of the Investment Agreement also prohibits, until the earliest of March 8, 2006 and Parent's acquisition of a majority of the Total Voting Power, Parent and its affiliates generally from, without the consent of the Company, seeking to control or influence the Company, having the Company waive, amend or modify any of the restrictions described above, its Certificate of Incorporation or its By-Laws, making any acquisition proposal with respect to a business combination with the Company, taking any action with respect to the Company that would require the Company to make a public announcement with respect to an acquisition proposal, becoming a member of a "group" within the meaning of Section 13(d) of the Exchange Act, or soliciting, or encouraging any other person to solicit, proxies or become a participant or otherwise engage in a solicitation in opposition to a recommendation of a majority of the Company's directors or seek to advise or influence any person with respect to the voting of the Company's securities or execute any written consent in lieu of a meeting of stockholders, among other things.

     Pursuant to the Merger Agreement, the Board of Directors of the Company has taken action in approving the Offer, the Merger, the Merger Agreement and the Stockholders Agreement sufficient to render Article 11 of the Investment Agreement irrevocably inapplicable to the Offer, the Merger, the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby. The Company has also agreed that Article 11 of the Investment Agreement will be eliminated in its entirety upon the acquisition of Shares in the Offer and the entire Investment Agreement will terminate at the Effective Time.

     (b) 1996 Stockholders' Agreement.

     The 1996 Stockholders' Agreement provides that each Roberts Family Stockholder will use best efforts to attend each meeting of stockholders of the Company for purposes of establishing a quorum and will vote all of its shares of any voting stock of the Company ("Voting Stock") in favor of any Monsanto Nominee recommended by the Board of Directors of the Company. In addition, the 1996 Stockholders' Agreement provides that each Roberts Family Stockholder will not, without the consent of Parent, initiate any action that would result in the amendment of the By-Law provisions described above under "-- Investment Agreement" and that each Roberts Family Stockholder will vote its Voting Stock in favor of any proposed amendment to the Restated Certificate of Incorporation of the Company to increase the Company's authorized capital stock, which amendment is required in order for the Company to comply with Parent's rights to purchase equity under the Investment Agreement.

     The 1996 Stockholders' Agreement also provides that except for certain permitted transfers, no Roberts Family Stockholder may transfer any interest in its Voting Stock except as provided in such agreement, and that, with limited exceptions, no Roberts Family Stockholder will convert any Class A Common Stock to Class B Common Stock until such time as such Roberts Family Stockholder has entered into a binding agreement to sell or convey such Class B Common Stock to a third party.

     If any Roberts Family Stockholder desires to transfer any interest in its Voting Stock (other than certain permitted transfers) such Roberts Family Stockholder is required to offer to sell such Voting Stock to Parent. If Parent decides not to purchase all of such Voting Stock for the price and upon the terms upon which such Roberts Family Stockholder proposes to transfer such Voting Stock, Parent has the exclusive right for a period of time to propose alternative terms for such purchase. If Parent does not accept the offer and Parent and such Roberts Family Stockholder have not otherwise reached an agreement regarding such purchase within such time period, then such Roberts Family Stockholder may offer and sell such Voting Stock to any person or entity on terms that are at least as favorable to such Roberts Family Stockholder as those set forth in the offer or those offered by Parent in any counteroffer. In the event of any involuntary transfer of any Voting Stock (other than certain permitted transfers), Parent will have an exclusive option to purchase all but not less than all of the Voting Stock subject to the involuntary transfer.

     The 1996 Stockholders' Agreement is effective until the earlier of (i) the termination of the Collaboration Agreement (except if it is terminated by reason of a material breach by the Company or by reason of a governmental decree caused by voluntary action of the Company), (ii) Parent owning less than 5% of the outstanding Class A Common Stock or less than 50% of the highest percent of the outstanding Shares beneficially owned by Parent and acquired in the 1996 Investment, (iii) the termination of the Investment Agreement or (iv) March 8, 2007 or any subsequent anniversary of such date upon notice by Parent or a majority in interest of the Voting Stock held by persons who are then Roberts Family Stockholders.

     (c) Registration Rights Agreement.

     The Registration Rights Agreement provides Parent with certain rights to require the Company to register the Class B Common Stock acquired by Parent, and upon conversion of the Class A Common Stock acquired by Parent, pursuant to the Investment Agreement and to participate in certain of the Company's registrations, subject to certain restrictions, at any time on or after the earlier of March 8, 1999 and the date as of which Parent is permitted to make certain transfers of shares of Class B Stock pursuant to the Investment Agreement.

     (d) Collaboration Agreement and License Agreements.

     In conjunction with the 1996 Investment, Parent and the Company also entered into the Collaboration Agreement, in which the two companies agreed to a long-term research and development collaboration for development of new transgenic products in the field of agricultural biotechnology. A variety of crops is contemplated under the Collaboration Agreement, including corn, soybean and others. Concurrently with the Collaboration Agreement, Parent and the Company also entered into the Corn Borer-Protected Corn License Agreement dated January 31, 1996; the Glyphosate-Protected Corn License Agreement dated January 31, 1996, and the CaMV Promoter License Agreement dated January 31, 1996 (collectively, the "License Agreements") to commercialize genetically engineered corn hybrids incorporating Bacillus thuringiensis tolerance to lepidopteran insects such as the European Corn Borer (YIELDGARD(TM) Bt insect-resistant corn), corn hybrids that are tolerant of glyphosate herbicide (ROUNDUP READY(TM) glyphosate-tolerant corn), and corn hybrids that are tolerant of glufosinate herbicides, respectively. The License Agreements define specific areas of commercial interest between Parent and the Company in Bt corn and in herbicide tolerant corn, while the Collaboration Agreement covers broadly all other fields of agricultural biotechnology in a spectrum of crops. The Collaboration Agreement and each of the License Agreements contemplates a worldwide territory.

     The Collaboration Agreement is the mechanism by which Parent and the Company share their respective technologies and intellectual property rights, for research and in the development of new products in the field of agricultural biotechnology. The initial term of the Collaboration Agreement is 10 years, with any extensions to be renegotiated in good faith and includes a series of cash payments from Parent to the Company originally aggregating $19,500,000 over the initial term of the Collaboration Agreement. In 1998, the Collaboration Agreement was amended to accelerate the payments into earlier years and to reduce the aggregate amount, but without materially changing the net present value of the payments.

     Pursuant to the terms of the Collaboration Agreement and the License Agreement, if the Investment Agreement were to terminate prior to the Collaboration Agreement as the result of actions of either party that result in a government order requiring Parent to dispose of its shares or terminate the Collaboration Agreement, or if Parent were to terminate the Investment Agreement other than for cause, then the division of value for products of any Collaborative Effort under the Collaboration Agreement and under each of the License Agreements would be adjusted in favor of the non-terminating party, and against the terminating party. Any change of control of the Company, other than one where Parent becomes the controlling party, would result in a similar shift in the ratios in Parent's favor; any change of control of Parent would result in a shift in the Company's favor.

     During fiscal 1997, Parent paid $3,000,000 to the Company under the Collaboration Agreement. As part of the License Agreements, each party has an obligation to share with the other certain royalties and technology fees it receives that are related to seed corn that contains the applicable insect resistance or herbicide tolerance. The Company received a payment from Parent of approximately $2,700,000 under the License Agreements for sales occurring during fiscal 1997, net of certain fees. In the Company's fiscal 1998, the Company paid Parent approximately $200,000 in fees related to glufosinate tolerant corn.

     Parent expects that the Collaboration Agreement and the Licenses will be terminated or revised on or after the Effective Time.

     In addition, Parent may seek, prior to the acquisition of Shares pursuant to the Offer, to enter into further or additional collaboration agreements concerning research related to development of new products. Any such agreements may require the consent of the Company's Board of Directors in accordance with
Article 11 of the Investment Agreement or Article EIGHTH of the Company's Restated Certificate of Incorporation. See Section 15.

     (e) Other Transactions.

     In fiscal 1997, the Company sold soybean products for which the Company collected a royalty or technology fee on behalf of Parent from the ultimate purchaser of the products, but was not entitled to share the net proceeds with Parent. For sales occurring during fiscal 1997, the Company paid Parent approximately $1,500,000 for such products, net of certain services fees the Company was permitted to retain. The Company also paid a subsidiary of Parent approximately $450,000 as royalties or fees for germplasm and specialty corn products. In an effort to increase available supplies of certain seeds to farmers in fiscal year 1997, Parent paid to the Company approximately $1,200,000 to help cover the Company's incremental winter production costs. In fiscal year 1998, Parent also paid the Company $2.05 million, and has agreed to make additional payments estimated to be an additional $2.5 million for additional seed production. All references in the preceding paragraphs to fiscal years are to the fiscal years of the Company.

13. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total amount of funds required to purchase the outstanding Shares and to pay related fees and expenses will be approximately $2.5 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent expects to obtain funds for its capital contribution from working capital, by borrowing on an unsecured basis, by the issuance of commercial paper, from other sources which might be available to Parent, or under some combination of the foregoing. As of the date of this Offer to Purchase, Parent has not made specific plans or arrangements with respect to the financing of the Offer and the Merger, or with respect to the repayment of any borrowings in respect thereof. The Offer is not conditioned on obtaining financing.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and the Purchaser's obligations set forth under the Merger Agreement, including, without limitation, under the Best Efforts Provision, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares of Class A Common Stock that (together with the Shares of Class A Common Stock then held by Parent or any of its Subsidiaries) would constitute a majority of the outstanding Shares of Class A Common Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares of Class A Common Stock) outstanding at the expiration date of the Offer and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration of the Offer. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to certain of Parent's and the Purchaser's obligations set forth in the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its Subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that the right of the Purchaser to not accept for payment or pay for, any Shares not theretofore accepted for payment or paid for, or to terminate the Offer, pursuant to this subparagraph (a) shall not be available if Parent or the Purchaser has not taken such action as is required to comply with the Best Efforts Provision;

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; provided that the right of the Purchaser to not accept for payment or pay for, any Shares not theretofore accepted for payment or paid for, or to terminate the Offer pursuant to this subparagraph (b) shall not be available to Parent or the Purchaser if Parent or the Purchaser has not taken such action as is required to comply with the Best Efforts Provision;

          (c) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of the Merger Agreement and as if such representations and warranties were made as of such time of determination (except that (i) representations and warranties that speak as of a specified date shall be true and correct to such extent only as of such date and (ii) no representation or warranty of the Company shall be deemed to be untrue in any respect as a result of any event or circumstance that occurred after (and did not occur on or before) the first anniversary of the date hereof);

          (e) the Company shall have, and be continuing to have, failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index),
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or the Purchaser's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Defined terms used but not defined in this Section 14 shall have the respective meanings assigned to those terms in the Merger Agreement.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company and discussions between representatives of the Purchaser and the Company, the Purchaser is not aware of (a) any licenses or other regulatory permits that appear to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or (b) of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought except as otherwise described below under "State Takeover Laws." While the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. See Section 14 for certain conditions of the Offer.

     Antitrust Issues. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such a filing on May 15, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. Pursuant to the Best Efforts Provision, Parent and the Company have agreed to take certain actions in order to permit the consummation of the Offer and the Merger. See Section 11.

     If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Purchaser will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. However, Section 203 of the DGCL, which generally prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder), does not apply to the Company because the Company does not have a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq stock market or held of record by more than 2,000 stockholders. In any event, the Board of directors of the Company has resolved to make Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement and the Stockholders Agreement. See Sections 10 and 11.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. In the Merger Agreement, Parent and the Company and their respective Boards of Directors have agreed that, if any such state takeover law becomes applicable to the Merger Agreement and the transactions contemplated thereby, each of them will use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated thereby. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears reasonable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Certain Provisions of the Company Charter. Article Eighth of the Company Charter provides in relevant part that any merger or consolidation of the Company with any "Interested Stockholder" or affiliate of an Interested Stockholder will require the affirmative vote of at least 80% of the voting power of all the then outstanding voting power of the Company, voting together as a single class, unless (a) the transaction is approved by a majority of the "Continuing Directors" and there are at least five Continuing Directors or (b) certain requirements as to the consideration to be paid in the transaction are met and the Company has not taken certain actions or failed to take certain actions, including certain transactions with the Interested Stockholder, while there is an Interested Stockholder (including the acquisition by the Interested Stockholder of additional shares of the capital stock of the Company entitled to vote generally in the election of directors ("Voting Capital Stock")). The definition of Interested Stockholder for purposes of Article Eighth includes any person (other than the Company and controlled subsidiaries of the Company) who is the beneficial owner of 10% or more of the outstanding Voting Capital Stock. Under this definition, Parent became an Interested Stockholder as a result of the 1996 Investment. A Continuing Director, for purposes of this Article Eighth, is a director who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors of the Company prior to the time the Interested Stockholder became an Interested Stockholder, and any subsequent director who is both unaffiliated with the Interested Stockholder and who is recommended by a majority of the Continuing Directors then on the Board.

     As described above in Section 10, at its meeting of May 8, 1998, the Company's Board of Directors approved the Offer, the Merger, the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement and the Stockholders Agreement for purposes of rendering Article EIGHTH of the Company's Restated Certificate of Incorporation irrevocably inapplicable to the Offer, the Merger, the Merger Agreement and the Stockholders Agreement, the transactions contemplated by the Merger Agreement and/or the Stockholders Agreement and any other transaction (except a transaction in which Parent acquires beneficial ownership of Shares other than pursuant to the Merger) between Parent and any of its affiliates on the one hand, and the Company and any of its affiliates, on the other hand, consummated after the date that the Purchaser acquires Shares pursuant to the Offer that could be defined as a "Business Combination" under Article EIGHTH of the Company's Restated Certificate of Incorporation.

     Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, the Company conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, the Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authorities. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such actions as they may require.

16. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its Subsidiaries will, among other things, from the date of the Merger Agreement until the time that Parent's designees will constitute a majority of the Board of Directors of the Company, (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or otherwise make any payment to stockholders in their capacity as such, other than dividends on Shares to be declared and paid only at the customary times at a quarterly rate not in excess of $0.035 per Share, except for dividends by a wholly owned domestic Subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) redeem, purchase or otherwise acquire any of its securities.

17. FEES AND EXPENSES.

     BancAmerica Robertson Stephens and Goldman Sachs are acting as Dealer Managers for the Offer and have provided certain financial advisory services to Parent in connection with the Offer and the Merger. As compensation for such services, Parent has agreed to pay BancAmerica Robertson Stephens and Goldman Sachs $7,250,000 each. The Purchaser has agreed to reimburse both Dealer Managers for their reasonable out-of-pocket expenses, including the fees and expenses of their counsel, in connection with the Offer and has agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     Parent has also retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses.

     Parent will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Purchaser by the Dealer Managers or one or more brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Pursuant to Rule 14d-9 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 14D-9 with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, that furnish certain additional information with respect to the Offer may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8, "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          CORN ACQUISITION CORPORATION

May 15, 1998

                                   SCHEDULE A
                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

                                MONSANTO COMPANY

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Monsanto Company. Except for Jacobus F.M. Peters, who is a citizen of The Netherlands, Pierre Hochuli, who is a citizen of Switzerland, and Hendrik A. Verfaillie, who is a citizen of Belgium, each such person is a citizen of the United States.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                           DURING PAST FIVE YEARS AND
          CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
          ------------------------                  -----------------------------------
Robert B. Shapiro (59).......................  Chairman and Chief Executive Officer of
Monsanto Company                               Monsanto Company since 1997. Director of
800 North Lindbergh Blvd.                      Monsanto Company since 1993. Chairman,
St. Louis, Missouri 63167                      President and Chief Executive Officer of
                                               Monsanto Company, from 1995 to 1997.
                                               President and Chief Operating Officer of
                                               Monsanto Company, from 1993 to 1995.
                                               Executive Vice President and Advisory
                                               Director, Monsanto Company and President, The
                                               Agricultural Group, from 1990 to 1993.
                                               Director of Citicorp, New York, New York, and
                                               Silicon Graphics, Inc., Mountainview,
                                               California.

Robert M. Heyssel (69).......................  Director of Monsanto Company since 1988.
The Johns Hopkins Health System and            Consultant and President Emeritus of The
The Johns Hopkins Hospital                     Johns Hopkins Health System since 1992.
600 North Wolfe Street                         President and Chief Executive Officer of The
Baltimore, Maryland 21287                      Johns Hopkins Health System and The Johns
                                               Hopkins Hospital, from 1972 to 1992.

Michael Kantor (58)..........................  Director of Monsanto Company since 1997.
Mayer, Brown & Platt                           Partner, Mayer, Brown & Platt, since 1997.
2000 Pennsylvania Avenue, N.W.                 United States Secretary of Commerce,
Washington, D.C. 20006                         Department of Commerce, Constitution Avenue,
                                               N.W., Washington, D.C. 20230, from 1996 to
                                               1997. United States Trade Representative,
                                               Executive Offices of the President, 600 17th
                                               Street, N.W., Washington, D.C. 20508, from
                                               1993 to 1996. National Chairman for the
                                               Clinton/Gore Campaign in 1992. Partner,
                                               Manatt, Phelps, Phillips and Kantor, from
                                               1975 to 1992.

Gwendolyn S. King (55).......................  Director of Monsanto Company since 1993.
PECO Energy Company                            Senior Vice President, Corporate and Public
2301 Market Street                             Affairs, of PECO Energy Company from 1992 to
Philadelphia, Pennsylvania 19101-8699          1998. Commissioner, Social Security
                                               Administration, from 1989 to 1992. Director
                                               of Adwin Equipment Co., Lester, Pennsylvania;
                                               Adwin Realty Co., Lester, Pennsylvania;
                                               Eastern Pennsylvania Development Corp.,
                                               Lester, Pennsylvania; and Lockheed Martin
                                               Corp., Bethesda, Maryland.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                           DURING PAST FIVE YEARS AND
          CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
          ------------------------                  -----------------------------------
Philip Leder (63)............................  Director of Monsanto Company since 1990.
Harvard Medical School                         Senior Investigator, Howard Hughes Medical
200 Longwood Avenue                            Institute, 300 Longwood Avenue, Boston,
Boston, Massachusetts 02115                    Massachusetts 02115, since 1986. Chairman,
                                               Department of Genetics, and John Emory Andrus
                                               Professor of Genetics, at Harvard Medical
                                               School, since 1980. Director of Genome
                                               Therapeutics Corporation, Waltham,
                                               Massachusetts.

Jacobus F.M. Peters (66).....................  Director of Monsanto Company since 1993.
AEGON N.V.                                     Retired Chairman of the Executive Board and
50 Mariahoeveplein, 2501 CE,                   Chief Executive Officer of AEGON N.V., from
The Hague, The Netherlands                     1984 to 1993. Member of the Supervisory Board
                                               of AEGON, N.V.; DAF Trucks, N.V.; IBM
                                               International Centre for Asset Management
                                               N.V.; and Randstad Holding N.V., all located
                                               in The Netherlands.

Nicholas L. Reding (63)......................  Vice Chairman of the Board of Monsanto
Monsanto Company                               Company since 1993. Executive Vice President,
800 North Lindbergh Blvd.                      Environment, Safety, Health and
St. Louis, Missouri 63167                      Manufacturing, of Monsanto Company, from 1990
                                               to 1992. Advisory Director of Monsanto
                                               Company, from 1986 to 1992. Director of CPI
                                               Corp., St. Louis, Missouri; Meredith
                                               Corporation, Des Moines, Iowa; Multifoods
                                               Corporation, Minneapolis, Minnesota; and The
                                               Keystone Center, Keystone, Colorado.

John S. Reed (58)............................  Director of Monsanto Company since 1985.
Citibank N.A.                                  Chairman and Chief Executive Officer of
153 East 53rd Street                           Citicorp and Citibank, N.A. since 1984.
Citicorp Center, 23rd Floor                    Director of Phillip Morris Companies, Inc.,
New York, New York 10022                       New York, New York and CitiCorp and Citibank,
                                               N.A., New York, New York.


John E. Robson (67)..........................  Director of Monsanto Company since 1996.
BancAmerica Robertson Stephens                 Senior Advisor, BancAmerica Robertson
555 California Street                          Stephens, since 1993. Distinguished Faculty
San Francisco, CA 94104                        Fellow, Yale University School of Management,
                                               and Visiting Fellow, The Heritage Foundation
                                               in 1993. Deputy Secretary of the United
                                               States Department of the Treasury, from 1989
                                               to 1992. Dean, Emory University Business
                                               School, from 1986 to 1989. President and
                                               Chief Executive Officer, G.D. Searle & Co.,
                                               from 1985 to 1986. Executive Vice President,
                                               G.D. Searle & Co., from 1978 to 1985.
                                               Director of Northrop Corp., Security Capital
                                               Industrial Trust (REIT).

William D. Ruckelshaus (65)..................  Director of Monsanto Company since 1985.
Browning-Ferris Industries, Inc.               Chairman of Browning-Ferris Industries, Inc.,
757 North Eldridge,                            since 1995. Principal, Madrona Investment
Houston, Texas 77079                           Group L.L.C., since 1996. Chairman and Chief
                                               Executive Officer of Browning-Ferris
                                               Industries, Inc., from 1988 to 1995. Director
                                               of Cummins Engine Co., Inc., Columbus,
                                               Indiana; Nordstrom, Inc., Seattle,
                                               Washington; and Weyerhaeuser Company, Tacoma,
                                               Washington.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                           DURING PAST FIVE YEARS AND
          CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
          ------------------------                  -----------------------------------
Richard U. De Schutter (57)..................  Vice Chairman of Monsanto Company and
G.D. Searle & Co.                              Chairman, Chief Executive Officer and
5200 Old Orchard Road                          President of G.D. Searle & Co. since 1997.
Skokie, Illinois 60077                         Chairman and Chief Executive Officer of G.D.
                                               Searle & Co. and Advisory Director of
                                               Monsanto Company from 1995 to 1997. President
                                               and Chief Operating Officer of G.D. Searle &
                                               Co., from 1993 to 1995. President, G.D.
                                               Searle & Co., from 1991 to 1993. Chairman,
                                               International Operations of G.D. Searle &
                                               Co., from 1989 to 1991.

Arnold W. Donald (43)........................  Senior Vice President of Monsanto Company
Monsanto Company                               since 1998. President, Agricultural Sector of
800 North Lindbergh Blvd.                      Monsanto Company, from 1995 to 1998. Group
St. Louis, Missouri 63167                      Vice President and General Manager of
                                               Monsanto Company, from 1994 to 1995. Group
                                               Vice President, North America Division of
                                               Monsanto Company, from 1993 to 1994.

Steven L. Engelberg (55).....................  Senior Vice President of Monsanto Company
Monsanto Company                               since 1996. Vice President, Worldwide
700 14th Street, NW, Suite 1100                Government Affairs, of Monsanto Company, from
Washington, DC 20005                           1994 to 1996. Partner in Charge of Keck,
                                               Mahin & Cate Washington, D.C. office, 1201
                                               New York Avenue, NW, Washington DC
                                               20005-3919, from 1986 to 1993. Chief of Staff
                                               of Office of the United States Trade
                                               Representative, 600 17th Street, NW,
                                               Washington, DC 20506, from January 1993 to
                                               May 1993.

Patrick J. Fortune (50)......................  Vice President and Chief Information Officer
Monsanto Company                               of Monsanto Company since 1995. President and
800 North Lindbergh Blvd.                      Chief Operating Officer of Coram Health Care,
St. Louis, Missouri 63167                      1125 Seventeenth Street, Suite 2100, Denver,
                                               Colorado 80202, from 1994 to 1995. Corporate
                                               Vice President, Information Management of
                                               Bristol-Myers Squibb, 345 Park Avenue, New
                                               York, N.Y. 10154, from 1991 to 1994.

Pierre Hochuli (50)..........................  Executive Vice President of Monsanto Company
Monsanto Europe S. A.                          since 1997. Vice President of Monsanto
Avenue de Tervuren 270-272                     Company and Chairman, Monsanto Europe-Africa,
P. O. Box 1 B-1150                             from 1996 to 1997. Vice President of Monsanto
Brussels, Belgium                              Company and President, Growth Enterprises of
                                               Monsanto Company, from 1995 to 1996. Vice
                                               President, Corporate Planning, of Monsanto
                                               Company, from 1993 to 1995. Group Vice
                                               President and General Manager, New Products
                                               Division, The Agricultural Group of Monsanto
                                               Company in 1993. Vice President and General
                                               Manager, New Products Division, The
                                               Agricultural Group of Monsanto Company in
                                               1992. Vice President, Finance and Planning,
                                               The Agricultural Group of Monsanto Company in
                                               1991. Regional Director, Europe/
                                               Africa/Middle East of Monsanto Europe, S.A.,
                                               from 1985 to 1991.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                           DURING PAST FIVE YEARS AND
          CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
          ------------------------                  -----------------------------------
Robert B. Hoffman (61).......................  Vice Chairman and Chief Financial Officer of
Monsanto Company                               Monsanto Company since 1997. Senior Vice
800 North Lindbergh Blvd.                      President and Chief Financial Officer and
St. Louis, Missouri 63167                      Advisory Director of Monsanto Company, from
                                               1994 to 1997. Vice President of FMC
                                               Corporation, 200 East Randolph Drive,
                                               Chicago, Illinois 60601, from 1990 to 1994.
                                               Director of Harnishfeger Industries, Inc.,
                                               Milwaukee, Wisconsin and all mutual funds of
                                               The Kemper Group, Chicago, Illinois.

R. William Ide III (57)......................  Senior Vice President, General Counsel and
Monsanto Company                               Secretary of Monsanto Company since 1996.
800 North Lindbergh Blvd.                      Partner, Long, Aldridge & Norman, One
St. Louis, Missouri 63167                      Peachtree Center, Suite 5300, 303 Peachtree
                                               Street, N.E., Atlanta, GA 30308, from 1993 to
                                               1996. President, American Bar Association,
                                               750 North Lake Shore Drive, Chicago, IL
                                               60611, from 1993 to 1994. Partner, Kutak
                                               Rock, 225 Peachtree Street, N.E., Suite 2100,
                                               Atlanta, GA 30303, from 1989 to 1993.

Donna A. Kindl (40)..........................  Vice President, Human Resources of Monsanto
Monsanto Company                               Company since 1996. Director, Human Resources
800 North Lindbergh Blvd.                      of Monsanto Company, from 1993 to 1996.
St. Louis, Missouri 63167                      Director of Human Resources Planning and
                                               Development, Clorox Corporation, 1221
                                               Broadway, Oakland, CA 94612 in 1990.

David L. Morley (41).........................  Senior Vice President of Monsanto Company
Monsanto Company                               since 1998. President, Nutrition and Consumer
800 North Lindbergh Blvd.                      Products of Monsanto Company, from 1997 to
St. Louis, Missouri 63167                      1998. Group Vice President and General
                                               Manager, Americas Division, Crop Protection
                                               Business Unit of Monsanto Company from 1995
                                               to 1997. Group Vice President and General
                                               Manager, Global Strategies and Operations, of
                                               The Agricultural Group of Monsanto Company,
                                               from 1993 to 1995. Vice President, Finance
                                               and Planning of The Agricultural Group of
                                               Monsanto Company in 1992.

Philip Needleman (59)........................  Senior Vice President, Research and
Monsanto Company                               Development and Advisory Director, of
800 North Lindbergh Blvd.                      Monsanto Company and President, Searle
St. Louis, Missouri 63167                      Research and Development, of G.D. Searle &
                                               Co. since 1993. Vice President, Research and
                                               Development, and Advisory Director, of
                                               Monsanto Company and President, Research and
                                               Development, of G.D. Searle & Co. in 1992.
                                               Vice President, Research and Development, and
                                               Advisory Director, of Monsanto Company, from
                                               1991 to 1992. Vice President, Research and
                                               Development, of Monsanto Company, from 1989
                                               to 1991.

Robert W. Reynolds (54)......................  Vice Chairman of Monsanto Company, since
Monsanto Company                               1997. Vice President, International
800 North Lindbergh Blvd.                      Operations and Development, of Monsanto
St. Louis, Missouri 63167                      Company, from 1994 to 1997. Vice President
                                               and Managing Director, Latin America World
                                               Area, of Monsanto Company, from 1992 to 1994.
                                               Vice President and General Manager, Crop
                                               Protection Products Division, Monsanto
                                               Agricultural Company, from 1990 to 1992.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                           DURING PAST FIVE YEARS AND
          CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
          ------------------------                  -----------------------------------
Hendrik A. Verfaillie (52)...................  President of Monsanto Company since 1997.
Monsanto Company                               Executive Vice President and Advisory
800 North Lindbergh Blvd.                      Director of Monsanto Company from 1995 to
St. Louis, Missouri 63167                      1997. Vice President and Advisory Director of
                                               Monsanto Company and President, The
                                               Agricultural Group of Monsanto Company, from
                                               1993 to 1995. Vice President and General
                                               Manager, Roundup Division, The Agricultural
                                               Group, of Monsanto Company from 1990 to 1993.

                          CORN ACQUISITION CORPORATION

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Corn Acquisition Corporation. Each such person is a citizen of the United States.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
               NAME, AGE, AND                           DURING PAST FIVE YEARS AND
          CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
          ------------------------                  -----------------------------------
Barbara Blackford (41).......................  President, Secretary, Treasurer and Director
Monsanto Company                               of Corn Acquisition Corporation. Associate
800 North Lindbergh Blvd.                      General Counsel, Corporate Governance and
St. Louis, Missouri 63167                      Mergers & Acquisitions of Monsanto Company
                                               from October 1997. Partner, Long Aldridge &
                                               Norman, One Peachtree Center, Suite 5300, 303
                                               Peachtree Street, N.E., Atlanta, G.A. 30308,
                                               from 1992 to 1997.

Eric Fencl (35)..............................  Vice President and Assistant Secretary of
Monsanto Company                               Corn Acquisition Company. Corporate Counsel,
800 North Lindbergh Blvd.                      Corporate Governance of Monsanto Company from
St. Louis, Missouri 63167                      September 1997. Counsel of McDonnell Douglas
                                               Corporation, Airport Road & McDonnell
                                               Boulevard, St. Louis, Missouri 63134, from
                                               1993 to 1996. Counsel and Assistant Secretary
                                               of McDonnell Douglas Corporation from 1996 to
                                               1997.

     Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                 By Overnight Courier:                  By Hand:
 First Chicago Trust Company     First Chicago Trust Company     First Chicago Trust Company
         of New York                     of New York                     of New York
Attention: Tenders & Exchanges  Attention: Tenders & Exchanges  Attention: Tenders & Exchanges
P.O. Box 2569, Suite 4660-DGC           Suite 4680-DGC             c/o THE DEPOSITORY TRUST
  Jersey City, NJ 07303-2569      14 Wall Street, 8th Floor                COMPANY
                                      New York, NY 10005           55 Water Street, DTC TAD
                                                                Vietnam Veterans Memorial Plaza
                                                                      New York, NY 10041

                           By Facsimile Transmission:
                                 (201) 222-4720
                                       or
                                 (201) 222-4721

                             Confirm by Telephone:
                                 (201) 222-4707

     Questions or requests for assistance may be directed to the Dealer Managers or Information Agent at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Dealer Managers or Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     (LOGO)
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800

                         CALL TOLL FREE 1-800-223-2064

                     The Dealer Managers for the Offer are:

             BANCAMERICA ROBERTSON STEPHENS                       GOLDMAN, SACHS & CO.
                 555 California Street                               85 Broad Street
            San Francisco, California 94104                     New York, New York 10004
                     (800) 288-7726                                  (800) 323-5678